AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                                 SONIC SOLUTIONS



                                       AND



                                   ROXIO, INC.



                                December 17, 2004

                                Table of Contents

                                                                           Page


1.       Definitions.........................................................1


2.       Basic Transaction..................................................15

         (a)      Purchase and Sale of Assets; Excluded Assets..............15
         (b)      Assumption of Liabilities.................................15
         (c)      Purchase Price............................................15
         (d)      Cash Consideration Adjustments............................15
         (e)      The Closing...............................................19
         (f)      Deliveries at the Closing.................................20
         (g)      Allocation................................................20
         (h)      Non-Assignable Assets.....................................20


3.       Representations and Warranties of the Seller.......................20

         (a)      Organization of the Seller................................20
         (b)      Authorization of Transaction..............................20
         (c)      Noncontravention..........................................21
         (d)      Sufficiency of Assets.....................................21
         (e)      Brokers' Fees.............................................21
         (f)      Title to Assets...........................................22
         (g)      Subsidiaries..............................................22
         (h)      Financial Statements......................................23
         (i)      Events Subsequent to Most Recent Fiscal Year End..........24
         (j)      Undisclosed Liabilities...................................26
         (k)      Legal Compliance..........................................26
         (l)      Tax Matters...............................................26
         (m)      Unpaid Taxes..............................................28
         (n)      Real Property.............................................28
         (o)      Intellectual Property.....................................29
         (p)      Absence of Continuing Liabilities.........................35
         (q)      Inventory.................................................35
         (r)      Contracts.................................................35
         (s)      No Restrictions...........................................37
         (t)      Accounts Receivable.......................................37
         (u)      Powers of Attorney........................................37
         (v)      Insurance.................................................37
         (w)      Litigation................................................38
         (x)      Product Warranty..........................................38
         (y)      Product Liability.........................................39
         (z)      Employees.................................................39
         (aa)     Employee Benefits.........................................40
         (bb)     Guaranties................................................41
         (cc)     Environmental, Health, and Safety Matters.................41

                                                                           Page

         (dd)     Disclosure................................................43
         (ee)     Investment................................................43
         (ff)     Solvency..................................................43
         (gg)     No Other Agreement........................................43
         (hh)     Customers and Suppliers...................................43
         (ii)     Certain Payments..........................................44


4.       Representations and Warranties of the Buyer........................44

         (a)      Organization of the Buyer.................................44
         (b)      Authorization of Transaction..............................44
         (c)      Noncontravention..........................................44
         (d)      Brokers' Fees.............................................45
         (e)      Buyer Common Stock........................................45
         (f)      Disclosure................................................45
         (g)      Private Offering..........................................45
         (h)      S-3 Eligibility...........................................45
         (i)      Litigation................................................45


5.       Pre-Closing Covenants..............................................46

         (a)      General...................................................46
         (b)      Notices and Consents......................................46
         (c)      Regulatory Matters and Approvals..........................46
         (d)      Operation of Business.....................................46
         (e)      Preservation of Business..................................46
         (f)      Reasonable Access; Observer...............................47
         (g)      Notice of Developments....................................47
         (h)      No Solicitation...........................................47
         (i)      Maintenance of Leased Real Property.......................49
         (j)      Leases....................................................49
         (k)      Employee Matters..........................................49
         (l)      Transition Expenses.......................................49
         (m)      Non-Disclosure Agreement..................................49
         (n)      Advertising and Promotional Programs......................50
         (o)      Inventory.................................................50
         (p)      Customers/Distribution....................................50
         (q)      Resignations..............................................50
         (r)      Estoppel Certificates.....................................50
         (s)      Non-Disturbance Agreements................................50
         (t)      Damage to Leased Real Property............................50
         (u)      Transition Agreement......................................50
         (v)      Selected Subsidiary Opinions..............................50


6.       Post-Closing Covenants.............................................51

         (a)      General...................................................51
         (b)      Litigation Support........................................51
         (c)      Transition................................................51
         (d)      Confidentiality...........................................51
         (e)      Covenant Not to Compete...................................52
         (f)      Acquisition Transaction...................................52
         (g)      Delivery of Financial Statements..........................53
         (h)      Share Certificate Legends.................................53
         (i)      Corporate Name............................................53
         (j)      Royalty Sharing Agreement.................................53

7.       Conditions to Obligation to Close..................................56

         (a)      Conditions to Obligation of the Buyer.....................56
         (b)      Conditions to Obligation of the Seller....................58


8.       Remedies for Breaches of This Agreement............................59

         (a)      Survival..................................................59
         (b)      Indemnification Provisions for Benefit of the Buyer.......59
         (c)      Indemnification Provisions for Benefit of the Seller......61
         (d)      Matters Involving Third Parties...........................61
         (e)      Determination of Adverse Consequences.....................63
         (f)      Sole and Exclusive Remedy.................................63


9.       Termination........................................................63

         (a)      Termination of Agreement..................................63
         (b)      Effect of Termination.....................................64


10.      Miscellaneous......................................................64

         (a)      Press Releases and Public Announcements...................64
         (b)      No Third-Party Beneficiaries..............................64
         (c)      Entire Agreement..........................................64
         (d)      Succession and Assignment.................................65
         (e)      Counterparts..............................................65
         (f)      Headings..................................................65
         (g)      Notices...................................................65
         (h)      Governing Law.............................................66
         (i)      Amendments and Waivers....................................66
         (j)      Severability..............................................66
         (k)      Expenses..................................................66
         (l)      Construction..............................................67
         (m)      Disclosure Schedule.......................................67
         (n)      Incorporation of Exhibits and Schedules...................68

         (o)      Specific Performance......................................68
         (p)      Submission to Jurisdiction................................68
         (q)      Tax Matters...............................................68
         (r)      Employee Benefits Matters.................................69

Exhibits *

Exhibit A--Excluded Assets
Exhibit B--Form of Assignments
Exhibit C--Form of Assumption
Exhibit D--Intentionally Omitted
Exhibit E--Historical Financial Statements
Exhibit F--Form of Opinion of Counsel to the Seller
Exhibit G--Form of Opinion of Counsel to the Buyer
Exhibit H--Form of Seller License
Exhibit I--Form of Proxy
Exhibit J--Transition Expenses

Disclosure Schedule--Exceptions to Representations and Warranties

Schedules *

Schedule A - Inventory Categories and Target Inventory
Schedule B - Key Employees
Schedule C - Seller Knowledge
Schedule D - Buyer Knowledge
Schedule E - Material Consents
Schedule F - Intentionally Omitted
Schedule G - Pre-Signing Balance Sheet
Schedule H - Royalty Patents

-----

* Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Purchase Agreement have been omitted. Napster, Inc. (formerly known as Roxio, Inc.) agrees to supplementally furnish such exhibits and schedules upon request from the Securities and Exchange Commission.

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

         Amended and Restated Agreement entered into on as of December 17, 2004, by and between Sonic Solutions, a California corporation ("Buyer"), and Roxio, Inc., a Delaware corporation ("Seller").

         This Amended and Restated Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Division of the Seller in return for cash and the Buyer Share Consideration (the "Transaction").

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.   Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller and the Division Subsidiaries (excepting Excluded Assets) that are used in, held for use in or related to the Business as it is conducted as at the date of this Agreement, including (without limitations) all
(a) Leased Real Property, (b) tangible personal property (such as equipment, inventories of products and supplies, manufactured and purchased parts, goods in process and finished goods, and furniture, (c) Division Intellectual Property, goodwill associated therewith, licenses and sublicenses granted with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,
(d) leases, subleases, and rights thereunder, (e) agreements, Contracts, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (other than the capital stock of the Division Subsidiaries), (h) issued and outstanding shares of the Selected Subsidiaries, (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (j) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (k) books, records, ledgers, files, documents, correspondence, lists, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (l) rights to use the name "Roxio, Inc." and "Roxio," and (m) data, content, graphics, text, databases, and other materials on the Seller's websites used in or relating to the Business or the Division and the Division Subsidiaries; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

         "Acquired Employees" means all those individuals who are employees of the Division or the Division Subsidiaries and who accept Buyer's offer of employment, effective as of the Closing Date.

         "Acquisition Agreement" has the meaning set forth in Section 5(h) below.

         "Acquisition Proposal" has the meaning set forth in Section 5(h) below.

         "Acquisition Transaction" has the meaning set forth in Section 6(f) below.

         "Adaptec Spin Off Transaction" means the transaction in which Adaptec, Inc. ("Adaptec") effected a spin-off of its software product group which resulted in the formation of the Seller, including the transactions contemplated by the Contracts entered into by Adaptec or by Roxio or their respective Affiliates in connection with the spin-off transaction, including the following
Contracts: First Amended Separation and Distribution Agreement dated February 28, 2001, General Assignment and Assumption Agreement dated May 5, 2001, Master Technology Ownership and License Agreement dated May 5, 2001, Master Patent Ownership and License Agreement dated May 5, 2001, Employee Matters Agreement dated May 5, 2001, Tax Sharing Agreement dated May 5, 2001, Real Estate Matters Agreement dated May 5, 2001, Master Confidential Disclosure Agreement dated May 5, 2001, Indemnification and Insurance Matters Agreement dated May 5, 2001, Manufacturing Services Agreement dated May 5, 2001, Master Transitional Services Agreement dated May 5, 2001, International Asset Transfer Agreement dated May 5, 2001, Letter Agreement re reconveyance of certain assigned Trademarks, assigned Technology and assigned Patents (undated), and IT Customer Support Infrastructure Services Agreement dated April 1, 2001, each as amended.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs, costs of investigation and reasonable attorneys' fees and expenses) of any nature (whether or not involving a third party claim), but shall not include special or punitive damages.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Citibank N.A.

         "Assignment Consent" has the meaning set forth in Section 2(h) below.

         "Audited Closing Balance Sheet" shall mean the balance sheet at the Closing Date, prepared by the Buyer and audited by the Buyer's Accountant pursuant to Section 2(d)(ii)(A) below.

         "Audited Division Financial Statements" means the Division Financial Statements set forth in Section 6(g)(A), (B) and (C).

         "Base Indemnification" has the meaning set forth in Section 8(b)(i)(B) below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

         "Business" means business of the Division and the Division Subsidiaries as presently conducted.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Assumed Liabilities" means all Liabilities relating to, arising out of, or in connection with, the Division that are not Seller Retained Liabilities.

         "Buyer Benefit Plans" has the meaning set forth in Section 10(r) below.

         "Buyer Common Stock" means Buyer's common stock without par value.

         "Buyer Confidential Information" means any information of a confidential nature concerning the businesses and affairs of the Buyer that is not already generally available to the public.

         "Buyer Share Consideration" means 653,837 shares of Buyer Common Stock, being the number of shares of Buyer Common Stock which is equal to the quotient calculated by dividing $10 million by the average daily volume weighted average price as reported by the Bloomberg Professional(R) Service over the prior 10 trading days up to and including the trading day prior to the August 9, 2004.

         "Buyer's Accountant" shall mean KPMG LLP.

         "CAL WARN" has the meaning set forth in Section 3(z) below.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Cash Consideration" has the meaning set forth in Section 2(c) below.

         "Category Adjustment Amount" for an Inventory Category shall mean the greater of (i) the Final Inventory Value minus the Target Inventory Value and
(ii) zero.

         "CERCLA" shall have the meaning set forth in Section 3(cc) below.

         "Change of Control" means with respect to any Person, the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of such Person, (ii) the approval by the holders of such Person of a plan for the liquidation or dissolution of such Person, or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or a "group" (in each case as defined pursuant to Section 13(d) of the Exchange Act) becomes the "beneficial owner" (as defined pursuant to Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting equity of such Person.

         "Closing" has the meaning set forth in Section 2(e) below.

         "Closing Date" has the meaning set forth in Section 2(e) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of either party that is not already generally available to the public. Confidential Information shall not include any information which is or falls into the public domain without a breach of this Agreement or Transactional Agreements or any information required to be disclosed by Seller to satisfy its obligations under WARN or CAL WARN.

         "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

         "Contract" means any agreement, contract, license, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied, whether or not legally binding.

         "Deferral Amount" means $2,298,949.

         "Defined Benefit Plan" means either a "defined benefit plan" described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Delivered Report" has the meaning set forth in Section 2(d)(vi) below.

         "Delivering Party" has the meaning set forth in Section 2(d)(vi) below.

         "Disclosure Schedule" has the meaning set forth in the first paragraph of Section 3 below.

         "Dispute Notice" has the meaning set forth in Section 2(d)(vi) below.

         "Division" means the Seller with respect to its Consumer Software Products Division.

         "Division Financial Statements" has the meaning set forth in Section 6(g) below.

         "Division Intellectual Property" means any and all Intellectual Property used in, held for use or relating to the Business as of the date of the Agreement in which the Seller has an ownership interest, except for the Intellectual Property included in the Excluded Assets.

         "Division Subsidiary" means any Subsidiary of the Seller included within the Division.

         "Dormant Seller Subsidiaries" means, collectively, MGI Software, Inc., Live Picture Japan Ltd., Live Picture SARL and Olivr Corporation Ltd.

         "Effective Period" means a period of time commencing on the effective date of the Resale Registration Statement and ending on the earliest of (i) two years, (ii) the date on which neither of the Seller, nor any of its Affiliates, holds any Buyer Share Consideration issued hereunder and (iii) the date on which all Buyer Share Consideration issued hereunder and held by the Seller and its Affiliates are freely tradable without volume restrictions under Rule 144 as promulgated under the Securities Act.

         "Effectiveness Deadline" has the meaning set forth is Section 6(l) below.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind including, without limitation: (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, or (2) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to Seller automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all Contracts and contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with the Seller for purposes of Code Section 414.

         "Estimated Closing Balance Sheet" means the balance sheet as of the Closing Date of the Division delivered to the Buyer pursuant to Section 2(d)(i)(A), reflecting the estimated financial position of the Division as of the Closing Date and a statement (the "Estimated Closing Working Capital Statement") setting forth the computation of the Estimated Closing Working Capital derived therefrom.

         "Estimated Closing Working Capital" means $(2,061,000) which is the estimated Working Capital of the Division as of the Closing Date as calculated and delivered pursuant to Section 2(d)(i)(A) below.

         "Estimated Inventory Adjustment Amount" means $1,079,102.

         "Estoppel Certificates" has the meaning set forth in Section 5(r) below.

         "Excluded Assets" has the meaning set forth in Section 2(a) below.

         "Excluded Division Subsidiaries" means Wildfile, Inc., Roxio-MGI Holding Corp. Roxio ApS, Roxio International BV, CeQuadrat, CG1 and Roxio GmbH & Co. KG.

         "Excluded Liabilities" means any Liabilities arising from the Excluded Assets.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Filing Deadline" has the meaning set forth is Section 6(l) below.

         "Final Closing Balance Sheet" has the meaning set forth in Section 2(d)(vi)(D) below.

         "Final Closing Working Capital" means the Working Capital of the Division as of the Closing Date as calculated and delivered pursuant to Section 2(d)(vi)(D) below.

         "Final Inventory Level" for an Inventory Category shall be the number of units for that Inventory Category shown on the Final Inventory Report.

         "Final Inventory Report" has the meaning set forth in Section 2(d)(vi)(D) below.

         "Final Inventory Value" means, with respect to an Inventory Category, the product of the Final Inventory Level for that category and the price per unit for that category as indicated on Schedule A hereto.

         "Final Reserve Report" has the meaning set forth in Section 2(d)(vi)(D) below.

         "Financial Statements" has the meaning set forth in Section 3(h)(i) below.

         "FIRPTA Affidavit" has the meaning set forth in Section 7(a)(viii) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Approval" shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Entity.

         "Governmental Entity" shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic or foreign.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, provisional patent applications, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, renewals and reexaminations thereof ("Patents"), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, product names, corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith ("Trademarks"), Internet domain names, and rights in telephone numbers, and all applications, registrations, and renewals in connection with any of the foregoing, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith ("Copyrights"), (d) all trade secrets and confidential or proprietary business information, including, without limitation, ideas, research and development, know-how, technology, techniques, formulas, algorithms, routines, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (e) computer software (including source code, executable code, applets, interfaces, scripts, screen designs, menus and menu structures, design and programming tools, data, databases and related documentation) ("Software"), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

         "Independent Accounting Firm" has the meaning set forth in Section 2(d)(vi)(c).

         "Inventory Adjustment Amount" shall equal the sum of the Category Adjustment Amounts.

         "Inventory Category" means each of the inventory categories set forth in Schedule A hereto.

         "Key Employees" means the individuals set forth on Schedule B.

         "Knowledge" An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) an individual reasonably could be expected to discover or otherwise become aware of such fact or other matter in connection with the competent, careful or prudent exercise of his or her responsibilities during or by virtue of the operation of the business of the Seller or the Division, as applicable; provided that the competent, careful or prudent exercise of an individual's responsibilities shall not require any product clearance patent searches. Seller shall only be deemed to have "Knowledge" of a particular fact or other matter if any of the persons set forth on Schedule C has Knowledge of such fact or other matter. Buyer shall only be deemed to have Knowledge of a particular fact or other matter if any of the persons set forth on Schedule D has Knowledge of such fact or other matter.

         "Lease Consents" has the meaning set forth in Section 3(n)(ii)(B) below.

         "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Division or the Division Subsidiaries.

         "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Division or the Division Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any of the Division or the Division Subsidiaries thereunder.

         "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Liquidated Damages" has the meaning set forth in Section 6(l) below.

         "Material Adverse Effect" means any material adverse effect or change in the business, financial condition, assets, liabilities, operations or results of operations of the Seller or the Division that is material to such assets, liabilities, operations or results of operations of the Seller or the Division (other than changes or circumstances affecting general market conditions or which are generally applicable to the industry in which the Seller or the Division engages, provided that such effect does not materially adversely affect the Seller or the Division in a disproportionate manner), which in any event would impair Buyer's ability to operate the Division in a manner consistent with its operation by Seller prior to the Closing Date; provided however, that the occurrence of any such effect or change shall not be deemed a Material Adverse Effect if such effect or change is caused by (i) the outbreak or escalation of hostilities or terrorist activities, either in the United States or abroad unless such effect materially adversely affects the Seller or the Division in a disproportionate manner, (ii) any force majeure event, (iii) the announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, any renegotiation or cancellation of orders by existing customers of the Division that is primarily attributable to the transactions contemplated by this Agreement or the impact of any such renegotiation or cancellation on the Division's results of operations, (iv) failure of 40% or fewer of the Seller employees, other than Key Employees, offered employment by Buyer on financial terms substantially similar or more favorable to the terms reflected in such employees' employment arrangements as of the date of this Agreement, to accept offers of employment by the Buyer, or (v) Buyer withholding its consent for any matter pursuant to Section 5(d) hereof, unless the withholding of such consent would not reasonably be expected to cause a Material Adverse Effect as defined above.

         "Material Consents" means the consents set forth on Schedule E.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(h)(i) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(h) (i) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(h)
(i) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Napster Division" means the Napster division of Seller.

         "NEC Transaction" means the transaction contemplated by the license agreements between Seller and NEC CI that is the subject of the royalty dispute described in the Disclosure Schedule.

         "Non-Assignable Asset" has the meaning set forth in Section 2(h) below.

         "Non-Disturbance Agreements" has the meaning set forth in Section 5(s) below.

         "Observer" shall have the meaning set forth in Section 5(f) below.

         "Order" shall have the meaning set forth in Section 9(a)(iii) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" shall mean either the Buyer or the Seller.

         "Permitted Encumbrances" means Security Interests that are (a) mechanics', carriers', workers', warehouseman's, materialman's, repairman's or other Security Interests arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable, (b) statutory Security Interests for Taxes, assessments and other similar governmental charges which are not due and payable or (c) other imperfections of title or encumbrances (including, without limitation, retention of title by suppliers), if any, which (together with other Permitted Encumbrances) do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto in the business of the Division as presently conducted, provided that the Security Interests permitted under clauses (a) through (c) above, if monetary, shall not in the aggregate be material in amount.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
         "Preliminary Inventory Level" has the meaning set forth in Section 2(d)(v) below.

         "Preliminary Inventory Report" has the meaning set forth in Section 2(d)(v) below.

         "Preliminary Reserve Activity" means the preliminary determination by Buyer of the Reserve Activity for purposes of the Reserve Report presented to Seller pursuant to Section 2(d)(iv)(A) below.

         "Pre-Signing Balance Sheet" shall mean the balance sheet at March 31, 2004 of the Division attached hereto as Schedule G.

         "Proxy" means the Power of Attorney and Irrevocable Proxy in the form attached as Exhibit I hereto by and between the Buyer and the Seller with respect to the Buyer Common Stock constituting the Buyer Share Consideration.

         "Publicly Available Software" means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache Software License.

         "Purchase Price" means, collectively, the Cash Consideration and the Buyer Share Consideration.

         "Receiving Party" has the meaning set forth in Section 2(d)(vi)(A).

         "Registered Intellectual Property" means all rights in Division Intellectual Property that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all United States and foreign Patents, registered Copyrights and registered Trademarks, Internet domain names, and all applications, registrations and filings for or relating to any of the foregoing.

         "Registration Default" has the meaning set forth in Section 6(l) below.

         "Resale Registration Statement" shall have the meaning set forth in
Section 6(l) below.

         "Reserve Activity" means the sum of:

                 (i) the total amount charged against the Accounts Receivable Reserve (as shown in the Final Closing Balance Sheet) during the nine month period following the Closing Date with respect to all accounts receivable shown on the Final Closing Balance Sheet;

                 (ii) the total amount charged against the Accrued Market Deficiency Funds Reserve (as shown in the Final Closing Balance Sheet) during the nine month period following the Closing Date with respect to distributor and retail promotional activity prior to the Closing Date; and

                 (iii) the total amount charged in accordance with and subject to Section 2(d)(iv) below against the Accrued Sales Return Reserve (as shown in the Final Closing Balance Sheet), which shall include charges against the various components of such Reserve, including the "End-of-Life Reserve", the "Defective RMA Reserve" and the "Slow-moving Inventory Reserve" in accordance with the procedures set forth in Section 2(d)(iv) below.

         "Reserves Adjustment" has the meaning set forth in Section 2(d)(v) below.

         "Reserve Report" has the meaning set forth in Section 2(d)(iv)(A) below.

         "Reserve Target Amount" means the sum of the Accounts Receivable Reserve (as shown in the Final Closing Balance Sheet), the Accrued Market Development Funds Reserve (as shown in the Final Closing Balance Sheet), the Accrued Sales Return Reserve (as shown in the Final Closing Balance Sheet) and $350,000.

         "Resolution Date" has the meaning set forth in Section 2(d)(vi)(B).

         "Royalty Patents" means (a) the patents and patent applications listed on Schedule H, (b) any patents that may issue from any of the patent applications listed on Schedule H, or from any continuation, continuation-in-part or divisional that has priority based upon any of the patents listed on Schedule H; (c) any re-issues, renewals, substitutions, reexaminations and extensions of any of the patents described in (a) or (b); and
(d) any foreign patents corresponding to any of the patents described in (a),
(b) or (c) above.

         "SEC" has the meaning set forth in Section 4(f).

         "SEC Documents" has the meaning set forth in Section 4(f).

         "Second Cap Amount" means, with respect to the Base Indemnification, an amount equal to $12 million minus any amount actually paid pursuant to clause
(y) of Section 8(b)(i)(A), but no less than zero.

          "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

         "Selected Subsidiaries" means MGI Software Corporation, Live Picture SARL, Olivr Corporation Ltd., Roxio CI Ltd., Roxio UK Limited and Roxio Japan, Inc.

         "Seller" has the meaning set forth in the preface above.

         "Seller Benefit Plans" shall have the meaning set forth in Section 3(aa)(i) below.

         "Seller Confidential Information" means any information of a confidential nature concerning the businesses and affairs of Seller that is not already generally available to the public.

         "Seller Financial Statement Default" shall mean any of the following events: (1) the Seller's public registered accounting firm shall have failed to provide its consent for the use of its report on, or the inclusion of, the Division Financial Statements in any filing made with SEC that requires the inclusion of such consent or such financial statements, or shall have withdrawn any such consent that it previously provided, (2) the SEC shall have made any determination or finding that the Seller Financial Statements and/or the Division Financial Statements have not been prepared in accordance with GAAP,
(3) the SEC shall have commenced an investigation or enforcement proceeding related to or regarding the Seller Financial Statements or the Division Financial Statements or (4) the SEC shall have issued any comments or commenced an investigation or enforcement proceeding related to, based on or which references the pro forma financial presentation presented in the Transaction Form 8-K or any other SEC filing filed by Buyer.

         "Seller Financial Statements" shall have the meaning set forth in
Section 3(h) below.

         "Seller License" means the License Agreement, effective as of the Closing Date, by and between Buyer, Seller and Napster LLC, in the form attached hereto as Exhibit H.

         "Seller Retained Adaptec Spin Off Transaction Liabilities" means Liabilities which are associated with any threats, claims, lawsuits, or threatened litigation, relating to corporate, securities or Tax related violations or claims associated with the Adaptec Spin Off Transaction and any Liabilities under the tax sharing agreement, dated May 5, 2001, by and between Seller and Adaptec.

         "Seller Retained Employee Liabilities" means all liabilities related to claims brought by employees of the Division who Buyer does not hire as employees following the Closing, provided that (i) Buyer will remain liable for any claims brought by employees who Buyer does not hire as employees following the Closing that relate to the failure by Buyer to retain or hire such employees and, in each case, the failure to retain such employees is alleged to violate applicable Legal Requirements, and (ii) Buyer shall be liable for the Transition Expenses as set forth in Section 5(1) below, provided further that Buyer will not be responsible for any claims made by former Seller employees to the extent liability thereunder results from any claims that their termination in connection with the Transaction violated a prior agreement by, or undertaking of, Seller.

         "Seller Retained Liabilities" means collectively the Seller Retained Adaptec Spin Off Transaction Liabilities, Seller Retained Employee Liabilities, Seller Retained Tax Liabilities, Seller Retained NEC Transaction Liabilities, Seller Retained Symantec Transaction Liabilities, Excluded Liabilities.

         "Seller Retained NEC Transaction Liabilities" means any liabilities or continuing indemnity obligations of Seller or the Division pursuant to the NEC Transaction.

         "Seller Retained Symantec Transaction Liabilities" means any liabilities or continuing indemnity obligations of Seller or the Division pursuant to the Symantec Transaction.

         "Seller Retained Tax Liabilities" means all liability of Seller or any Division Subsidiary other than a Selected Subsidiary for Taxes (to the extent that, with respect to Seller or any Selected Subsidiary, the Tax Liability exceeds the Tax Liabilities on the face of the Final Closing Balance Sheet (rather than in any notes thereto and excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income)).

         "Seller's Accountant" has the meaning set forth in Section 2(d)(ii)(A) below.

         "Signing Date" means the date as of which this Agreement is signed.

         "Software Products" means any and all Software that is or has been distributed by the Division or Division Subsidiaries and their predecessors, and any similar products developed or under development by Seller relating to the Business as of the date of the Agreement, and all documentation, packaging materials, promotional materials, and training materials relating to any of the foregoing.

          "Stockholder Meeting" means any one or more meetings of the Seller's stockholders duly called, given notice of, convened and held by Seller, acting through its Board of Directors, in accordance with applicable law and the Seller's Certificate of Incorporation and the Seller's Bylaws, to approve and adopt this Agreement and the Transaction.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Superior Proposal" has the meaning set forth in Section 5(h)(ii) below.

         "Supplemental Indemnification" has the meaning set forth in Section 8(b)(i)(B) below.

         "Symantec Transaction" means the sale of certain assets by Seller to Symantec Corporation pursuant to that certain Asset Purchase Agreement by and among Symantec Corporation, Symantec Limited, Roxio, Inc., WildFile, Inc. and Roxio CI, Ltd. dated as of April 17, 2003.

         "Target Inventory Level" means, with respect to an Inventory Category, the quantity for such category set forth in Schedule A hereto.

         "Target Inventory Value" means, with respect to an Inventory Category, the product of the Target Inventory Level for that category and the price per unit for that category as indicated on Schedule A hereto.

         "Target Working Capital" means $(7,738,000), which is the working capital of the Division based on the Pre-Signing Balance Sheet.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Fee" has the meaning set forth in Section 10(k) below.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         "Transaction" has the meaning set forth in the preface above.

         "Transaction Agreements" shall mean this Agreement, the Seller License, the Transition Agreement and the Proxy.

         "Transaction Form 8-K" has the meaning set forth in Section 6(g) below.

         "Transfer Taxes" means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, real property gains, stamp duty, capital, value-added, goods and services, or similar taxes that may be imposed in connection with the direct or indirect transfer of the Acquired Assets, assumption of the Buyer Assumed Liabilities, and any liability for income tax arising out of any election by Buyer under Code Section 338 with respect to any Selected Subsidiary, in each case together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties.

         "Transition Agreement" has the meaning set forth in Section 5(u) below.

         "Transition Expenses" has the meaning set forth in Section 5(l) below.

         "WARN" has the meaning set forth in Section 3(z) below.

         "Working Capital" as of a given date means the amount calculated by subtracting the current liabilities of the Division included in the Buyer Assumed Liability as of that date from the current assets of the Division included in the Acquired Assets as of that date.

         2.  Basic Transaction.

             (a) Purchase and Sale of Assets; Excluded Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. As used in this Agreement, "Excluded Assets" means any asset of Seller or any Division Subsidiary set forth on Exhibit A attached hereto. All Excluded Assets will be retained by Seller and will not be sold, assigned, transferred or conveyed to Buyer.

             (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Buyer Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Seller Retained Liabilities not included within the definition of Buyer Assumed Liabilities.

             (c) Purchase Price. The Buyer agrees to pay to the Seller at the Closing (i) the Buyer Share Consideration and (ii) cash in the amount of $70 million (the "Cash Consideration"), minus the Estimated Inventory Adjustment Amount, payable by wire transfer or delivery of other immediately available funds. The Cash Consideration is subject to further adjustment pursuant to
Section 2(d)(i)(B) and Sections 2(d)(ii) through 2(d)(v) below.

             (d) Cash Consideration Adjustments. The Cash Consideration will be subject to reduction based on the Purchase Price Adjustments described in this
Section 2(d).

                 (i)    Estimated Closing Working Capital Adjustment.

                        (A) Seller shall, subject to Section 2(d)(viii) below, prepare and deliver to Buyer at least three (3) days prior to the expected Closing Date, (i) the Estimated Closing Balance Sheet, as of the Closing Date and (ii) a statement based on the Estimated Closing Balance Sheet which sets forth in detail a calculation of the Estimated Closing Working Capital, each of which shall be subject to review and approval by Buyer.

                        (B) The amount in clause (ii) of Section 2(c) shall be increased by the Estimated Closing Working Capital minus the sum of the Target Working Capital and the Deferral Amount.

                 (ii)  [Intentionally Deleted]

                 (iii)  Final Working Capital Adjustment.

                        (A) As promptly as practicable, but in no event later than 42 days following the Closing Date, Seller shall, subject to
         Section 2(d)(viii) below, cause the following to be prepared and delivered to Buyer: (i) an audited Closing Balance Sheet, together with an audit report thereon by a "big four" independent accounting firm hired by Seller ("Seller's Accountant"), prepared in accordance with GAAP, (ii) a statement based on the audited Closing Balance Sheet which sets forth in detail a calculation of the Closing Working Capital of the Division as of the Closing Date, and (iii) detailed schedules describing any changes between the Estimated Working Capital Adjustment and the Final Working Capital Adjustment. Buyer shall render all reasonable assistance requested by Seller in connection with the preparation and audit of the audited Closing Balance Sheet.

                        (B) Following delivery of the audited Closing Balance Sheet, the Final Closing Balance Sheet and the Final Closing Working Capital shall be determined in accordance with the procedures set forth in Section 2(d)(vi) below.

                        (C) If the difference between the Final Closing Working Capital and the Estimated Closing Working Capital is equal to or less than $50,000, no adjustment shall be made to the Purchase Price pursuant to this Section 2(d)(iii)(C). If the Final Closing Working Capital exceeds the Estimated Closing Working Capital by more than $50,000, the Cash Consideration shall be increased by the amount of such excess minus $50,000 and Buyer will pay to Seller an amount equal to such excess minus $50,000. If the Estimated Closing Working Capital exceeds the Final Closing Working Capital by more than $50,000, the Cash Consideration shall be reduced by the amount of such excess minus $50,000 and Seller will pay to Buyer an amount equal to such excess minus $50,000.

                 (iv)   Reserve Adjustment.

                        (A) Subject to Section 2(d)(iv)(C) below, within twenty
         (20) days after the date that is 9 months following the Closing Date, Buyer may prepare and deliver at its sole discretion to Seller a report setting forth the Preliminary Reserve Activity (the "Reserve Report"). Following delivery of the Reserve Report, the Final Reserve Report and the Final Reserve Activity shall be determined in accordance with the procedures set forth in Section 2(d)(vi) below. For purposes of determining the Preliminary Reserve Activity and the Final Reserve Activity, the following provisions shall apply: (i) any charge made against the End-of-Life component of the Accrued Sales Return Reserve shall be based on activity during the nine month period following the Closing Date that is specifically attributable to products shipped or sold on or prior to the Closing Date; (ii) any charges made against the Defective RMA or Slow-moving Inventory components of the Accrued Sales Return Reserve shall be based on all activity during the five month period following the Closing Date, regardless of whether such activity can be attributed to products shipped or sold on, before or after the Closing Date; (iii) the total number of units charged against the Accrued Sales Return Reserve shall in no event exceed, for all Inventory Categories, the Final Inventory Level for all Inventory

         Categories minus the number of units of the respective Inventory Categories sold through to end-users during the five month period following the Closing Date; (vi) no charges associated with any end-of-life event occurring after the Closing Date shall be charged to the Accrued Sales Return Reserve; and (v) Buyer shall manage returns consistent with past practice and ordinary course of business.

                        (B) If the Final Reserve Activity is less than or equal to the Reserve Target Amount, no adjustment shall be made to the Cash Consideration pursuant to this Section 2(d)(iv)(B). If the Final Reserve Activity exceeds the Reserve Target Amount, the Cash Consideration shall be reduced by an amount equal to such excess and Seller shall pay to Buyer an amount equal to such excess.

                        (C) Buyer may, in its sole discretion, elect not to proceed with the preparation of the Reserve Report, in which case neither party shall have any further obligations under, and no Purchase Price adjustment shall be made pursuant to, this Section 2(d)(iv).

                 (v)    Inventory Adjustment.

                        (A) Following the Closing Date, Buyer shall determine the estimated number of units, for each Inventory Category, that (i) have been shipped and for which invoices have been issued on or prior to the Closing Date and (ii) remain in the possession of distributors or retailers and have not been sold through to end users (such number being the "Preliminary Inventory Level" for such Inventory Category). No later than forty-two (42) days after the Closing Date, Buyer shall deliver to Seller a report (the "Preliminary Inventory Report") showing thePreliminary Inventory Level for each Inventory Category. Following delivery of the Preliminary Inventory Report, the Final Inventory Report showing the Final Inventory Level for each Inventory Category shall be determined in accordance with the procedures set forth in
         Section 2(d)(vi) below.

                        (B) Promptly after the Resolution Date for the Final Inventory Report, the Final Inventory Values shall be determined based on the Final Inventory Levels shown on the Final Inventory Report and unit prices shown on Section 2(d)(v)(B) of the Disclosure Schedule, together with the Category Adjustment Amounts and the Inventory Adjustment Amount.

                        (C) If the Inventory Adjustment Amount is equal to the Estimated Inventory Adjustment Amount, no adjustment shall be made to the Cash Consideration pursuant to this Section 2(d)(v)(C). If the Estimated Inventory Adjustment Amount exceeds the Inventory Adjustment Amount, the Cash Consideration shall be increased by the amount of such excess and Buyer shall pay to Seller an amount equal to such excess. If the Inventory Adjustment Amount exceeds the Estimated Inventory Adjustment Amount, the Cash Consideration shall be reduced by the amount of such excess and Seller shall pay to Buyer an amount equal to such excess.

                 (vi)   Dispute Resolution; Final Reports.

                        (A) A "Delivered Report" means the Closing Balance Sheet together with the statement of Closing Working Capital delivered pursuant to Section 2(d)(iii)(A), the Preliminary Reserve Report delivered pursuant to Section 2(d)(iv)(A), or the Preliminary Inventory Report delivered pursuant to Section 2(d)(v)(A). For each Delivered Report, the "Delivering Party" is the party that delivered such report and the "Receiving Party" is the party that received such report pursuant to the applicable provisions referred to in the preceding sentence.

                        (B) A Delivered Report shall be deemed to be and shall be final, binding and conclusive on the parties upon the earlier of (the "Resolution Date"): (i) Receiving Party's delivery of a written notice to Delivering Party of the Receiving Party's approval of the Delivered Report; (ii) the failure of the Receiving Party to notify the Delivering Party in writing of a dispute with respect to the Delivered Report within 10 days of the delivery of such documents to the Receiving Party; (iii) the resolution of all disputes with respect to such Delivered Report, pursuant to Section 2(d)(ii)(C), by Buyer's Accountant and Seller's Accountant; and (iv) the resolution of all disputes with respect to such Delivered Report, pursuant to Section 2(d)(ii)(C), by the Independent Accounting Firm.

                        (C) The Receiving Party may dispute any amounts reflected on the Delivered Report by delivery of a written notice to the Delivering Party (the "Dispute Notice"). If the Receiving Party delivers a Dispute Notice to the Delivering Party, Buyer's Accountant and Seller's Accountant shall attempt to reconcile the parties' differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer's Accountant and Seller's Accountant are unable to reach a resolution within ten (10) days after the delivery of the Dispute Notice, Buyer's Accountant and Seller's Accountant shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Buyer and Seller (the "Independent Accounting Firm"). The parties shall cause the Independent Accounting Firm to submit a report to Buyer and Seller with a determination regarding the remaining disputed items, within twenty (20) days after submission of the matter, and such report shall be final, binding and conclusive on Buyer and Seller. The fees, costs and expenses of the Independent Accounting Firm shall be paid by Buyer and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm bears to the total amount of such remaining disputed items.

                        (D) The "Final Closing Balance Sheet" shall mean (i) the Closing Balance Sheet as originally delivered, if no Dispute Notice is delivered with respect thereto or (ii) the Closing Balance Sheet as modified to reflect the resolution of any disputed amounts, if a Dispute Notice is delivered with respect thereto, and the "Final Closing Working Capital" shall be the amount determined from the Final Closing Balance Sheet in accordance with the definition of Working Capital. The "Final Reserve Report" shall mean (i) the Preliminary Reserve Report as originally delivered, if no Dispute Notice is delivered with respect thereto or (ii) the Preliminary Reserve Report as modified to reflect the resolution of any disputed amounts, if a Dispute Notice is delivered with respect thereto, and the Final Reserve Activity shall be the amount shown as such on the Final Reserve Report. The "Final Inventory Report" shall mean (i) the Preliminary Inventory Report as originally delivered, if no Dispute Notice is delivered with respect thereto or (ii) the Preliminary Inventory Report as modified to reflect the resolution of any disputed amounts, if a Dispute Notice is delivered with respect thereto, and the Final Inventory Levels shall be the quantities shown as such on the Final Inventory Report.

                 (vii) Payment of Adjustment Amounts and Deferral Amount. Any amount payable pursuant to Section 2(d)(ii), (iii), (iv) or (v) above shall be paid by the party owing such amount no later than seven (7) business days after the date on which such amount is determined pursuant to this Section 2(d). In addition, Buyer shall pay the Deferral Amount to Seller on the same day that payment of the amount, if any, to be paid pursuant to Section 2(d)(iv) above is due; provided that (i) if it is determined that no amount is due under Section 2(d)(iv), then the Deferral Amount shall be paid by Buyer no later than seven
(7) business days after the date on which such determination is made and (ii) if Buyer makes the election provided for in clause (C) of Section 2(d)(iv), then the Deferral Amount shall be paid by Buyer on the first business day occurring at least nine months after the Closing Date. The Deferral Amount shall constitute an increase of the Cash Consideration.

                 (viii) Balance Sheet and Working Capital Principles. For purposes of preparing the Estimated Closing Balance Sheet, the audited Closing Balance Sheet and the Final Closing Balance Sheet, the following principles shall be applied: (i) each such balance sheet shall be prepared in accordance with GAAP, applied consistently with the accounting methods used in the preparation of the Pre-Signing Balance Sheet and (ii) all accruals, reserves, provisions and adjustments customarily made in year-end financial statements prepared in accordance with GAAP shall be made in each such balance sheet. The Estimated and Final Closing Working Capital shall be determined from the respective Balance Sheets in a manner consistent with the determination of the Target Working Capital as shown in the second column of the Pre-Signing Balance Sheet (which excludes from current liabilities both accrued legal and deferred revenues).

                 (ix) Determinations by Parties. Each party agrees that all determinations and judgments made by it in connection with the matters addressed in this Section 2(d) shall be made in good faith and in a commercially reasonable manner.

             (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, in San Francisco, California, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

             (f) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the form attached hereto as Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above.

             (g) Allocation. [Reserved]

             (h) Non-Assignable Assets. Notwithstanding the foregoing, if any of the Acquired Assets are not assignable or transferable (each, a "Non-Assignable Asset") without the consent of, or waiver by, a third party (each, an "Assignment Consent"), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Buyer shall not assume Seller's rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). If there are Assignment Consents that are not obtained by Seller by the Closing Date, without limiting Seller's obligations under Section 5, Seller shall use its reasonable best efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Buyer such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Acquired Assets and the Liabilities thereunder shall be deemed Buyer Assumed Liabilities for purposes of this Agreement. After the Closing, Seller shall cooperate with Buyer, at Seller's expense, in any reasonable arrangement designed to provide Buyer with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases, establishing arrangements whereby Buyer shall undertake the work necessary to perform under Seller's Contracts and the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

             (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

             (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do no require any consent or approval of the Seller's stockholders. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) to Seller's Knowledge violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and the Division Subsidiaries is subject, (ii) violate any provision of the charter or bylaws of any of the Seller and the Division Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, Contract, lease, license, instrument, or other arrangement to which any of the Seller and the Division Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except in the case of the foregoing clause (iii), for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. Other than in connection with the provisions of the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications, the Delaware General Corporation Law and the Securities Exchange Act, WARN and CAL WARN, none of the Seller and the Division Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

             (d) Sufficiency of Assets. Except as otherwise disclosed in the Disclosure Schedule, the Acquired Assets constitute all of the assets necessary to conduct the business of the Division as it is conducted as of the date of this Agreement. Except as otherwise disclosed in the Disclosure Schedule, all licenses and Contracts disclosed in Section 3(p)(ii)(D) of the Disclosure Schedule will be available for use by the Buyer on materially identical terms
(i) as of the Closing and (ii) for one year following the Closing. Nothing in this representation is intended to be construed as a representation concerning any non-infringement of third party Intellectual Property rights. To Seller's Knowledge, each Acquired Asset that is a tangible asset (excluding Intellectual Property) is free from defects (patent and latent) and is suitable for the purposes for which it presently is used and presently is proposed to be used, has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear). None of the non-Intellectual Property Excluded Assets is necessary to conduct the business of the Division as it is conducted as of the date of this Agreement.

             (e) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. None of the Division Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

             (f) Title to Assets. The Division and the Division Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties (other than Intellectual Property) and assets (other than Intellectual Property) used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, except as disclosed on Section 3(f) of the Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Section 3(f) of the Disclosure Schedule, the Division has good and marketable title to all of the Acquired Assets (other than Intellectual Property), free and clear of any Security Interest or restriction on transfer.

             (g) Subsidiaries. Section 3(g) of the Disclosure Schedule sets forth for each Selected Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers (or, in the case of any foreign Subsidiary, its persons holding office or title corresponding to directors or officers). Each Selected Subsidiary is a corporation or limited liability entity duly organized, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or organization. Each Selected Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Selected Subsidiary has full corporate or organizational power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Seller has delivered or made available to the Buyer correct and complete copies of the charter and bylaws of each Selected Subsidiary (as amended to date). All of the issued and outstanding shares of capital stock of each Selected Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Seller, the Excluded Division Subsidiaries and the Selected Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Selected Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and foreign securities laws), lien for Taxes, Security Interests, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Seller and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the Selected Subsidiaries or that could require any Selected Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Selected Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Selected Subsidiary. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors or the foreign equivalent persons or entities), the stock certificate books, and the stock record books of each Selected Subsidiary are correct and complete. None of the Selected Subsidiaries is in default under or in violation of any provision of its charter or, if applicable, bylaws. None of the Seller, or the Selected Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association with respect to the Division which is not a Selected Subsidiary.

             (h) Financial Statements.

                 (i) Attached hereto as Exhibit E are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in owners net investment/shareholders equity, and cash flow as of and for the fiscal years ended March 31, 2002, March 31, 2003 and March 31, 2004 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited consolidated balance sheets and statements of income, changes in owners net investment/shareholders equity, and cash flow (except for footnotes relating to the Transaction) (the "Most Recent Financial Statements") for the quarters ended June 30, 2004 and September 30, 2004 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements (including the notes thereto except for the omission of footnotes relating to the Transaction) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of the Seller (which books and records are correct and complete) and with the Seller's financial statements (the "Seller Financial Statements").

                 (ii) To the Seller's Knowledge, the Seller Financial Statements (i) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by the Seller Financial Statements; and (ii) fairly present in all material respects the financial condition, results of operations and cash flows of the Seller as of, and for, the periods presented in Seller Financial Statements.

                 (iii) The Seller's officers are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Seller and have:

                        (A) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed to ensure that material information relating to the Seller, is made known to such officers by others within the Seller, particularly during the periods in which the Seller Financial Statements are being prepared;

                        (B) evaluated the effectiveness of the Seller's disclosure controls and procedures and presented in the Seller Financial Statements their conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by the Seller Financial Statements based on such evaluation; and

                        (C) disclosed in the Seller Financial Statements any change in the Seller's internal control over financial reporting that occurred during the Seller's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Seller's internal control over financial reporting.

                 (iv) The Seller's officers have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Seller's auditors and the audit committee of the Seller's Board of Directors (or persons performing the equivalent functions):

                        (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Seller's ability to record, process, summarize and report financial information; and

                        (B) any fraud, whether or not material, that involves management or other employees who have a role in the Seller's internal control over financial reporting.

             (i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect with respect to the Division and the Division Subsidiaries. In addition, since that date:

                 (i) none of the Division and the Division Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) none of the Division and the Division Subsidiaries has entered into any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

                 (iii) no party (including any of the Division and the Division Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) involving more than $25,000 to which any of the Division and the Division Subsidiaries is a party or by which any of them is bound;

                 (iv) no Security Interest (other than a Permitted Encumbrance) has been imposed on any assets, tangible or intangible, of the Division or the Division Subsidiaries.

                 (v) none of the Division and the Division Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

                 (vi) none of the Division and the Division Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                 (vii) none of the Division and the Division Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                 (viii) none of the Division and the Division Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) none of the Division and the Division Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                 (x) none of the Division and the Division Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property either involving more than $25,000 or outside the Ordinary Course of Business;

                 (xi) there has been no change made or authorized in the charter or, if applicable, bylaws of any of the Division Subsidiaries;

                 (xii) none of the Division Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xiii) none of the Division Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xiv) none of the Division and the Division Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 in the aggregate, and for the avoidance of doubt, not on a per occurrence basis;

                 (xv) none of the Division and the Division Subsidiaries has made any loan to, or entered into any other transaction with, any of the directors, officers, and employees of the Seller and its Subsidiaries (including the Division Subsidiaries);

                 (xvi) none of the Division and the Division Subsidiaries has entered into any express, or, to the Seller's Knowledge, any implied employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvii) none of the Division and the Division Subsidiaries has granted any increase in the base compensation of any of the directors, officers, and employees of the Division and the Division Subsidiaries;

                 (xviii) none of the Division and the Division Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the directors, officers, and employees of the Seller and its Subsidiaries (including the Division Subsidiaries), or taken any such action with respect to any other Employee Benefit Plan;

                 (xix) none of the Division and the Division Subsidiaries has made any other change in employment terms for any of the directors, officers, and employees of the Division and the Division Subsidiaries;

                 (xx) none of the Division and the Division Subsidiaries has made or pledged to make any charitable or other capital contribution;

                 (xxi) to Seller's Knowledge, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Division and the Division Subsidiaries; and

                 (xxii) none of the Division and the Division Subsidiaries has committed to any of the foregoing.

             (j) Undisclosed Liabilities. To Seller's Knowledge, none of the Division and the Division Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) those incurred in the Ordinary Course of Business and not required to be set forth in the Most Recent Balance Sheet under GAAP (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

             (k) Legal Compliance. To Seller's Knowledge, (i) each of the Division and the Division Subsidiaries, and their respective predecessors and Affiliates has complied in all material respects with all Legal Requirements, provided that, in the case of the Seller's Napster Division, this clause (i) shall relate only to those circumstances where any non-compliance by the Napster Division would adversely affect or otherwise be attributable to the Division or any of the Division Subsidiaries, and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

             (l) Tax Matters.

                 (i) Each of the Seller and the Division Subsidiaries has filed all Tax Returns that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Seller and the Division Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Seller nor any of the Division Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller or any of the Division Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests, other than statutory Security Interests for Taxes, assessments and other similar governmental charges which are not due and payable, on any of the assets of Seller or any of the Division Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) Seller and each of the Division Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (iii) No director or officer (or employee responsible for Tax matters) of Seller or any Division Subsidiary expects any authority to assess any additional Taxes with respect to the Seller or any Division Subsidiary for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller or any of the Division Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Seller or any Division Subsidiary has Knowledge based upon personal contact with any agent of such authority. Section 3(l) of the Disclosure Schedule lists, all federal, state, local, and foreign income Tax Returns filed with respect to Seller or any of the Division Subsidiaries for taxable periods ended after May 5, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered or made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller or any of the Division Subsidiaries since May 5, 2001.

                 (iv) Neither Seller nor any Division Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor of the Division that, individually or collectively, gives rise to the payment of any amount that would not be deductible pursuant to Code Section 162(m), Code Section 280G, or any similar provision of state, local or foreign law. None of the Selected Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller and each of the Division Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of state, local or foreign law. Neither Seller nor any of the Selected Subsidiaries is a party to any Tax allocation or sharing agreement. Neither Seller nor any Division Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) or a party to a combined, consolidated or unitary Tax Return for state, local or foreign Tax purposes or
(B) has any Liability for the Taxes of any Person under Treas. Reg. Section

1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither Seller nor any Selected Subsidiary is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. No Selected Subsidiary has made any entity classification election under Treas. Reg. Section 1.7701-3. Neither Seller nor any Selected Subsidiary has a branch or permanent establishment outside its country of incorporation.

                 (vi) Seller has provided to Buyer copies of all cost sharing arrangements (within the meaning of Treas. Reg. Section 1.482-7) relating to the operations of the Division at any time after May 5, 2001. All transfer prices between Seller and any Selected Subsidiary, and among Selected Subsidiaries, including any payments for pre-existing intangibles with respect to any cost sharing arrangement, are supported by documentation meeting the requirements of Code Section 6662(e)(3)(B), copies of which have been provided to Buyer.

                 (vii) Section 3(l) of the Disclosure Schedule sets forth the following information with respect to each Selected Subsidiary as of the most recent practicable date: (A) the basis of the Selected Subsidiary in its assets (for United States and foreign income tax purposes); (B) the basis of the stockholder(s) of the Selected Subsidiary in its stock (for United States and foreign income tax purposes); and (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of the Selected Subsidiary (for United States and foreign income tax purposes).

             (m) Unpaid Taxes. The unpaid Taxes of Seller and the Division Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and the Division Subsidiaries in filing their Tax Returns.

             (n) Real Property.

                 (i) None of the Division or the Division Subsidiaries owns any Real Property.

                 (ii) Section 3(n)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Seller has delivered or made available to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3(n)(ii) of the Disclosure Schedule, with respect to each of the Leases:

                        (A) To Seller's Knowledge, such Lease is legal, valid, binding, enforceable and in full force and effect;

                        (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on terms identical in all material respects immediately following the Closing;

                        (C) To Seller's Knowledge, none of the Division's or the Division Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

                        (D) To Seller's Knowledge, none of the Division, the Division Subsidiaries or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                        (E) No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

                        (F) None of the Division or the Division Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

                        (G) To Seller's Knowledge, the other party to such Lease is not an Affiliate of any of the Division or the Division Subsidiaries;

                        (H) None of the Division or the Division Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

                        (I) None of the Division or the Division Subsidiaries has collaterally assigned or granted any other Security Interest in such Lease or any interest therein.

                 (iii) Leased Real Property identified in Section 3(n)(ii) comprises all of the real property used in the Division's and the Division Subsidiaries' business; and none of the Division or the Division Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

             (o) Intellectual Property.

                 (i) The Division and the Division Subsidiaries own and possess, or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business as presently conducted and, with respect to technology currently or historically used in or comprising the Software Products, as presently proposed to be conducted (except for the Excluded Assets). Nothing in this representation is intended to be construed as a representation concerning any non-infringement of third party Intellectual Property rights. None of the Excluded Assets include any Intellectual Property necessary for the operation of the Business as presently conducted or, with respect to technology currently or historically used in or comprising the Software Products, as presently proposed to be conducted. Except for the Excluded Assets, each item of Intellectual Property owned or used by any of the Division and the Division Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Buyer on materially identical terms and conditions immediately subsequent to the Closing hereunder.

                 (ii) Section 3(o)(ii) of the Disclosure Schedule accurately identifies and describes:

                        (A) in Section 3(o)(ii)(A) of the Disclosure Schedule, each material Software Product developed or distributed in the five (5) year period prior to the date of the Agreement;

                        (B) in Section 3(o)(ii)(B) of the Disclosure Schedule:
         (x) each item of Registered Intellectual Property; (y) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number; and (z) any other Person that also has joint ownership interest in such item of Registered Intellectual Property and the nature of such ownership or interest;

                        (C) in Section 3(o)(ii)(C) of the Disclosure Schedule, to the Seller's Knowledge, any unregistered Trademarks;

                        (D) in Section 3(o)(ii)(D) of the Disclosure Schedule:
         (x) all Intellectual Property licensed to the Seller for use in the Business as of the date of the Agreement (other than any commercial, off-the-shelf software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the Software Products; and (3) is generally available on standard terms); and (y) the corresponding Contract or Contracts pursuant to which such Intellectual Property is licensed to the Seller; and

                        (E) in Section 3(o)(ii)(E) of the Disclosure Schedule, other than Contracts to consumer end users entered into in the Ordinary Course of Business of the Division or Division Subsidiaries, each material Contract pursuant to which any Person has been granted any license, sublicense or other permission under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Division Intellectual Property.

                 (iii) The Seller has provided or made available to Buyer a complete and accurate copy of: (A) each Contract identified in Section 3(o)(ii)(D) of the Disclosure Schedule; (B) each standard form of Contract used by the Division or any Division Subsidiary in the Business as of the date of the Agreement, including without limitation, to the extent such standard form exists, each standard form of (u) end user license agreement; (v) development agreement; (w) distributor or OEM agreement; (x) employee agreement containing any assignment or license of Intellectual Property rights or any confidentiality provision; (y) consulting or independent contractor agreement containing any assignment or license of Intellectual Property rights or any confidentiality provision; or (z) confidentiality or nondisclosure agreement; and (C) each material Contract identified in Section 3(o)(ii)(E) of the Disclosure Schedule. Except for the licenses and rights granted in Contracts identified in Part 3(o)(ii)(D) or 3(o)(ii)(E) of the Disclosure Schedule, to the Sellers Knowledge, the Seller is not bound by, and no Division Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Buyer to use, exploit, assert, or enforce any Division Intellectual Property anywhere in the world.

                 (iv) With respect to each item of Division Intellectual Property (including, without limitation, the Software Products) required to be identified in Section 3(o)(ii) of the Disclosure Schedule:

                        (A) the Division and the Division Subsidiaries own and possess all right, title, and interest in and to such item, free and clear of any Security Interest;

                        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, or to the Seller's Knowledge, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item, and Seller is not aware of any facts that would indicate a likelihood of same;

                        (D) none of the Division and the Division Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement or misappropriation, with respect to the item outside of the Ordinary Course of Business; and

                        (E) to the Seller's Knowledge, no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for Patents expiring at the end of their statutory terms and Contracts expiring in accordance with their terms (and not as a result of any act or omission by the Division or any of the Division Subsidiaries).

                 (v) to the Seller's Knowledge, all Registered Intellectual Property is valid, subsisting and enforceable. Without limiting the generality of the foregoing, for such Registered Intellectual Property:

                        (A) each item of Registered Intellectual Property is and at all times has been in compliance with all applicable laws governing the Registered Intellectual Property;

                        (B) Seller has made by the applicable deadline, and has complied with all requirements relating to, all filings, payments and other actions required to be made or taken to maintain such item of Registered Intellectual Property in full force and effect;

                        (C) no application for a Patent, or for a Copyright or Trademark registration or any other type of Registered Intellectual Property has been abandoned or allowed to lapse;

                        (D) Section 3(o)(v) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the Closing Date in order to maintain each such item of Registered Intellectual Property in full force and effect;

                        (E) Seller has provided or made available to Buyer complete and accurate copies of all applications, correspondence and other material documents related to each item of Registered Intellectual Property; and

                        (F) no interference, opposition, reissue, reexamination or other proceeding of any nature is pending or, to the Knowledge of Seller, threatened, in which the scope, validity or enforceability of any Registered Intellectual Property is being, or could reasonably be expected to be, contested or challenged, and to the Knowledge of the Seller, there is no basis for a claim that any Registered Intellectual Property is invalid or unenforceable.

                 (vi) With respect to each item of Intellectual Property owned by third parties and the related Contracts for such Intellectual Property which are required to be identified in Section 3(o)(ii)(D) of the Disclosure Schedule:

                        (A) to the Knowledge of the Seller, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, in full force and effect and fully paid (and not subject to the payment of any fees, royalties or other payments);

                        (B) to the Knowledge of the Seller, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, in full force and effect and fully paid (and not subject to the payment of any fees, royalties or other payments) on materially identical terms immediately following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                        (C) Seller, and to Seller's Knowledge, no other party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                        (D) to the Knowledge of the Seller, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                        (E) Seller has not received any actual notice that the underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                        (F) except as granted in the Contracts required to be identified in Sections 3(p)(ii)(E) or Contracts to consumer end users entered into in the Ordinary Course of Business of the Division or Division Subsidiaries, none of the Division and the Division Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 (vii) To the Knowledge of the Seller, neither the Division nor the Division Subsidiaries have interfered with, infringed (directly, contributorily, by inducement or otherwise) misappropriated, or otherwise violated, and the conduct of the Business as currently conducted and, with respect to technology currently or historically used in or comprising the Software Products, as presently proposed to be conducted, does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate, any Intellectual Property rights of third parties. Without limiting the foregoing, to the Knowledge of the Seller, no Software Product interferes with, infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Intellectual Property rights of any other Person. Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Division and the Division Subsidiaries must license or refrain from using any Intellectual Property rights of any third party), and the Seller is not aware of any facts that would indicate a likelihood of the foregoing.

                 (viii) To the Knowledge of the Seller, no third party has interfered with, infringed upon (directly, contributorily, by inducement or otherwise) or misappropriated any Division Intellectual Property rights.

                 (ix) To the Knowledge of the Seller, the Division and the Division Subsidiaries have taken all necessary and reasonable actions to maintain and protect all of the Division Intellectual Property and will continue to maintain and protect all of the Division Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. Without limiting the generality of the foregoing:

                        (A) the Division and the Division Subsidiaries have secured from their employees and third party contractors who have created any portion of, or otherwise have any rights in or to, the Division Intellectual Property valid and enforceable written confidentiality agreements relating to, and assignments of, any such work, invention, improvement or other rights, and no such employee or independent contractor has retained or been granted back any rights in or to such work, invention, improvement or other rights.

                        (B) to the Knowledge of the Seller, no employee or independent contractor of the Division or any Division Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property rights or confidentiality;

                        (C) no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Division Intellectual Property;

                        (D) the Seller has taken reasonable measures to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary and confidential information included in the Division Intellectual Property; and

                        (E) the Seller is not now and has never been a member of, or a contributor to, any industry standards body or similar organization that obligates the Seller to grant or offer to any other Person any license or right to any Division Intellectual Property.

                 (x) No source code for any Software Product or other Software included in the Division Intellectual Property has been delivered, licensed or made available by the Division, the Division Subsidiaries or their authorized licensees or designees to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Seller. The Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Software Product or other Software included in the Division Intellectual Property to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure pursuant to an arrangement or obligation described above of any source code for any Software included in the Division Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee or consultant of the Seller.

                 (xi) to the Knowledge of the Seller, no Software Product commercially distributed or supported by the Division or the Division Subsidiaries in the two (2) year period prior to the date of the Agreement, contains any bug, defect or error that materially and adversely affects the use, functionality or performance of any Software Product or system containing or used in conjunction with such Software Products. To the Knowledge of the Seller,
Section 3(p)(xi) of the Disclosure Schedule is a complete and accurate list of all known bugs, defects and errors in each version and component of the Software Products commercially distributed or supported by the Division or the Division Subsidiaries in the two (2) year period prior to the date of the Agreement (except with respect to Photosuite and Videowave, as to which, such list is limited to Version 7 of such Software Products).

                 (xii) To the Knowledge of the Seller, as of the Closing Date, the Software Products do not contain any "viruses." For the purposes of this Agreement, "virus" means any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware. To the Knowledge of the Seller, none of the Software Products contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the Software Product or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

                 (xiii) The Software included in the Division Intellectual Property does not include any Publicly Available Software, and the Division and the Division Subsidiaries have not used Publicly Available Software in whole or in part in the development of any part of the Division Intellectual Property in a manner that may subject the Division Intellectual Property, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

             (p) Absence of Continuing Liabilities. To Seller's Knowledge, none of the Dormant Seller Subsidiaries is subject to or, upon completion of the winding up of such Dormant Seller Subsidiaries, will be subject to or liable for any Liability as a result of bankruptcy proceedings, unresolved claims or statutory liabilities.

             (q) Inventory. To Seller's Knowledge, the inventory of the Division and the Division Subsidiaries consists of supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Division and the Division Subsidiaries.

             (r) Contracts. Section 3(r) of the Disclosure Schedule lists the following Contracts and other agreements to which any of the Division and the Division Subsidiaries is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Division and the Division Subsidiaries, or involve consideration in excess of $25,000;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest (other than Permitted Encumbrances) on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality, noncompetition or nonsolicitation;

                 (vi) any agreement under which it has granted price protection provisions;

                 (vii) any agreement under which it has granted any exclusive right or license relating to any product, group of products, service, group of services, technology or territory; (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the current or former directors, officers, and employees of the Seller and its Subsidiaries (including the Division Subsidiaries);

                 (ix) any collective bargaining agreement;

                 (x) any agreement for the employment of any individual on a full-time, part-time or other basis or any consulting agreement providing annual compensation in excess of $25,000 or providing severance benefits;

                 (xi) any agreement under which it has advanced or loaned any amount to any of the directors, officers, and employees of the Seller (other than officers or employees exclusively of the Napster Division) and the Division Subsidiaries outside the Ordinary Course of Business;

                 (xii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

                 (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

The Seller has delivered or made available to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3(r) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(r) of the Disclosure Schedule. With respect to each such agreement that materially affects the Acquired Assets or the Assumed Liabilities, to the Seller's Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on terms identical in all material respects following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above) and an assumption in the form attached hereto) and for a period of at least one year from the date of the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

             (s) No Restrictions. To Seller's Knowledge, none of the Division and the Division Subsidiaries is a party to, and none of the Acquired Assets is bound or affected by, any injunction, judgment, order, decree, ruling, charge, Contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, purports to restrict or prohibit, the Division or the Division Subsidiaries, or reasonably could, following the Closing, restrict or prohibit Buyer, from freely engaging in business as currently conducted and as presently proposed to be conducted, or from competing anywhere in the world (including any Contract, covenant or agreement restricting the geographic area in which it may sell, license, sublicense, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that it may address in operating its business, or restricting the prices that it may charge for its products, technology or services).

             (t) Accounts Receivable. To Seller's Knowledge, all Accounts receivable that are reflected on the Pre-Signing Balance Sheet, the Estimated Closing Balance Sheet or the Audited Closing Balance Sheet or on the accounting records of the Seller and the Division as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date and to Seller's Knowledge, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Pre-Signing Balance Sheet or on the Estimated Closing Balance Sheet or on the Audited Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and in the case of reserves shown on the Audited Closing Balance Sheet, will not represent a greater percentage of the Accounts Receivable reflected on the Final Closing Balance Sheet than the reserve reflected on the Pre-Signing Balance Sheet representative of the Accounts Receivable reflected thereon and will not represent a Material Adverse Effect with respect to the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. To Seller's Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 3(t) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Pre-Signing Balance Sheet and will set forth a complete and accurate list of all Accounts Receivable as of the date of the Estimated Closing Balance Sheet, which list sets forth the aging of each such Account Receivable.

             (u) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Division and the Division Subsidiaries.

             (v) Insurance. Section 3(v) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Division and the Division Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                 (i) the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

To Seller's Knowledge, with respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on terms identical in all material respects immediately following the consummation of the transactions contemplated hereby; (C) neither any of the Division and the Division Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Division and the Division Subsidiaries has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period and has never been refused insurance.
Section 3(v) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Division and the Division Subsidiaries.

             (w) Litigation. Section 3(w) of the Disclosure Schedule sets forth each instance in which any of the Division and the Division Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To Seller's Knowledge, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(w) of the Disclosure Schedule could reasonably be expected to result in a Material Adverse Effect.

             (x) Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Division and the Division Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties recognized under the Uniform Commercial Code. To Seller's Knowledge, none of the Division and the Division Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Division and the Division Subsidiaries. No product manufactured, sold, leased, or delivered by any of the Division and the Division Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(x) of the Disclosure
Schedule includes copies of the standard terms and conditions of sale or lease for each of the Division and the Division Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions) and sets forth an accurate, correct and complete list and summary description of all service or maintenance agreements under which the Division and the Division Subsidiaries are currently obligated, indicating the material terms of such agreement and any amounts paid or payable thereunder. No product sold by the Division and the Division Subsidiaries was sold pursuant to a Contract that deviated in any material respect from the standard terms and conditions set for on Section 3(x) of the Disclosure Schedule. The product warranty and return experience for the Division from March 31, 2002 and the interim period through the date hereof is set forth in Section 3(x) of the Disclosure Schedule. The exclusion of product warranty reserves on the Financial Statements is in accordance with GAAP and no such reserves are necessary in light of the circumstances of which Seller is aware.

             (y) Product Liability. To Seller's Knowledge, none of the Division and the Division Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Division and the Division Subsidiaries.

             (z) Employees.

                 (i) No employee of the Seller has been granted the right to continued employment by the Seller or to any material compensation following termination of employment with the Seller. The Seller (A) as of the Signing Date has no Knowledge that any officer, director, employee or consultant of the Seller intends to terminate his or her employment or other engagement with the Seller and (B) as of the Closing Date has no Knowledge that any officer, director, employee or consultant of the Seller who has received an offer of employment from Buyer, intends to terminate his or her employment or other engagement with the Seller.

                 (ii) Section 3(z) of the Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of, or who work with, the Division, including each employee's name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for the Seller related to the Business who are classified as "consultants" or "independent contractors." The Disclosure Schedule sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the transactions contemplated by this Agreement or any employment agreements), any present or former contractor since January 1, 2004; (ii) increases in any employee's wage or salary since January 1, 2004 or
(iii) increases or changes in any other benefits or insurance provided to any employees since January 1, 2004.

                 (iii) There are no claims, disputes or controversies pending or, to Seller's Knowledge, threatened involving any current or former employee of the Division or group of employees of the Division. The Seller has not suffered or sustained any work stoppage and to Seller's knowledge no such work stoppage is threatened.

                 (iv) The Seller has complied in all material respects with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers' compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. To Seller's Knowledge the Seller has no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.

                 (v) The Seller has provided all appropriate notices pursuant to the Workers Adjustment and Retraining Notification Act ("WARN") and to the California State equivalent of WARN ("CAL WARN") and as of the Closing Date to Seller's Knowledge has no liability under WARN or CAL WARN.

                 (vi) The Seller has no collective bargaining agreements with any of its employees. To Seller's Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the Seller.

             (aa) Employee Benefits.

                 (i) Section 3(aa) of the Disclosure Schedule lists each material Employee Benefit Plan that any of the Division and the Division Subsidiaries maintains, to which any of the Division and the Division Subsidiaries contributes material amounts or has any material obligation to contribute, or with respect to which any of the Division and the Division Subsidiaries has any material Liability or potential material Liability (collectively, the "Seller Benefit Plans").

                 (A) All material contributions (including all employer contributions and employee salary reduction contributions) which are due have been contributed to each such Seller Benefit Plan that is an Employee Pension Benefit Plan and all material contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Seller Benefit Plan or accrued in accordance with applicable laws and the past custom and practice of the Division and the Division Subsidiaries. All material premiums or other material payments for all periods ending on or before the Closing Date have been paid with respect to each such Seller Benefit Plan that is an Employee Welfare Benefit Plan.

                 (B) None of the Seller Benefit Plans is a Multiemployer Plan, a Defined Benefit Plan, and none of the Seller, its Subsidiaries, and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA
         Section 4201) under or with respect to any Multiemployer Plan or Defined Benefit Plan.

                 (C) The Seller has delivered to the Buyer the current, correct and complete copy of each the plan document and summary plan description, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and the current, correct, and complete copy of each related trust agreements, insurance contract, or other funding arrangement which implements each such Seller Benefit Plan.

                 (ii) With respect to each Seller Benefit Plan, neither the Division, the Division Subsidiaries nor any ERISA Affiliate, nor any of the Seller Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Division, the Division Subsidiaries, nor any of the Seller Employee Plans, any such trust, or any trustee or administrator thereof, could, directly or indirectly, be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, or a material tax imposed pursuant to Section 4975, 4976, 4980B, 4980D, 4980E, or 4980F of the Code, or any other Liability in each case for which there is not an exemption.

                 (iii) No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Seller Benefit Plan that would have a Material Adverse Effect. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Seller Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of the Seller and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                 (iv) None of the Division and the Division Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material Liability or potential Liability with respect to, any Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Division or any of the Division Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

                 (v) Each Seller Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any liability to Seller, Buyer or any of its Affiliates.

             (bb) Guaranties. None of the Division and the Division Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

             (cc) Environmental, Health, and Safety Matters.

                 (i) Each of the Division, the Division Subsidiaries, and to the Seller's Knowledge, their respective predecessors and Affiliates has in all material respects complied and is in all material respects, in compliance with all Environmental, Health, and Safety Requirements.

                 (ii) Without limiting the generality of the foregoing, each of the Division and the Division Subsidiaries has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on in Section 3(cc) of the Disclosure Schedule.

                 (iii) Neither the Division, the Division Subsidiaries, nor, to the Seller's Knowledge, their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                 (iv) To Seller's Knowledge, none of the following exists at any property or facility owned or operated by the Division or the Division
Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                 (v) To the Seller's Knowledge, none of the Division, the Division Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

                 (vi) To the Seller's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                 (vii) To the Seller's Knowledge, neither the Division, the Division Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                 (viii) To the Seller's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Division, the Division Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

             (dd) Disclosure. To the Seller's Knowledge, the representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

             (ee) Investment. The Seller (i) understands that the shares of Buyer Common Stock constituting the Buyer Share Consideration have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the shares of Buyer Common Stock constituting the Buyer Share Consideration Buyer solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock constituting the Buyer Share Consideration, (v) is able to bear the economic risk inherent in holding the shares of Buyer Common Stock constituting the Buyer Share Consideration, and (vi) is an Accredited Investor.

             (ff) Solvency. Seller is not entering into the transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Acquired Assets less the Buyer Assumed Liabilities. Seller's assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

             (gg) No Other Agreement. Other than for sales of assets in the Ordinary Course of Business, none of Seller, the Division or the Division Subsidiaries has entered into any Contract with respect to the sale or other disposition of any of the Acquired Assets or capital stock of the Division Subsidiaries.

             (hh) Customers and Suppliers.

                 (i) Section 3(hh)(A) of the Disclosure Schedule contains a list of the ten (10) largest customers, including distributors, if applicable, of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales), showing the total dollar amount of net sales to each such customer shown on the Division's books and records during each such year.

                 (ii) Since March 31, 2004, except as set forth on Section 3(hh)(B) of the Disclosure Schedule, there has been no material adverse change in the business relationship of the Division with any of the material customers or suppliers of the Division, and Seller is not aware of any event, circumstance or communication indicating that such a material adverse change may occur in any such relationship whether or not due to the consummation of the Transaction.

                 (ii) Certain Payments. To Seller's Knowledge, since March 31, 2004, neither the Seller nor any Affiliate of the Seller, any director, officer, agent, or employee of Seller or such Affiliate nor any other Person associated with or acting for or on behalf of Seller has in connection with the Division, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

4.Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section
  4).

             (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

             (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

             (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will, to Buyer's Knowledge, (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security

Interest upon any of its assets), except, in the case of the foregoing clause
(i) or (ii), for violations, conflicts, breaches or defaults that would not, individually or in the aggregate, result in a material adverse effect on the Buyer, the Buyer Common Stock or the Buyer's ability to perform its obligations hereunder. Other than in connection with the provisions of the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications, state and federal securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

             (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

             (e) Buyer Common Stock. The Buyer Common Stock constituting the Buyer Share Consideration to be delivered to the Seller by the Buyer hereunder has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances except for restrictions under applicable securities laws, and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

             (f) Disclosure. Since June 30, 2003, the Buyer has timely filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") (including all exhibits thereto) required under the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates and with respect to the most recently filed SEC Documents, as of the date hereof and the Closing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since June 30, 2003, there has been no material adverse effect on the Buyer, the Buyer Common Stock or Buyer's ability to perform its obligations hereunder.

             (g) Private Offering. None of the Buyer, any of its Subsidiaries, nor anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Buyer Common Stock constituting the Buyer Share Consideration, as contemplated hereby, to the registration provisions of the Securities Act.

             (h) S-3 Eligibility. The Buyer satisfies the registrant requirements set forth in the general instructions for registration statements on Form S-3 under the Securities Act contemplated by Section 6(l).

             (i) Litigation. There is no action, suit, proceeding or investigation pending, or to the knowledge of the Buyer, currently threatened against the Buyer or any of its Subsidiaries that questions the validity of this

Agreement, the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby, or that has or might be reasonably expected to have a material adverse effect on the Buyer, the Buyer Common Stock or the Buyer's ability to perform its obligations hereunder.

5.Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

             (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

             (b) Notices and Consents. The Seller will give (and will cause each of the Division Subsidiaries to give) any notices to third parties, and the Seller will use its reasonable best efforts (and will cause each of the Division Subsidiaries to use its reasonable best efforts) to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will (and the Seller will cause each of the Division Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

             (c) Regulatory Matters and Approvals. Each of the Parties will (and Seller will cause each of the Division Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and Seller will cause each of the Division Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications, will use its reasonable best efforts to obtain (and Seller will cause each of the Division Subsidiaries to use its reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and Seller will cause each of the Division Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

             (d) Operation of Business. The Seller will not cause or permit any of the Division and the Division Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Division and the Division Subsidiaries to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(i) above, other than subsections (i), (ii), (iii),
(v), (x) and (xiv).

             (e) Preservation of Business. The Seller will cause each of the Division and the Division Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

             (f) Reasonable Access; Observer. The Seller will permit (and will cause each of the Division and the Division Subsidiaries to permit) representatives of the Buyer to have reasonable access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to each of the Division and the Division Subsidiaries. Buyer will designate one of its officers as its observer to monitor the Division (the "Observer"). The Observer shall execute an appropriate confidentiality agreement with Seller, shall have use of office space at the Division's headquarters, and shall have reasonable access to the Division's general manager (or person performing an equivalent function).

             (g) Notice of Developments. Each Party shall give prompt written notice to the other Party of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the time of the Closing. Each party shall use its reasonable best efforts to take no action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

             (h) No Solicitation.

                  (i) The Seller and its subsidiaries and their respective
            officers, directors, employees, representatives, agents or affiliates shall cease any discussion or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Seller shall not, nor shall it permit any of its Subsidiaries to, and it shall use its best efforts to cause its officers, directors, employees, agents or affiliates not to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in this Section 5(h)), or (B) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if the board of directors of the Seller determines in good faith, after consultation with, and in part based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Seller's stockholders under applicable law, the Seller may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 5(h)(iii), (X) furnish information with respect to the Seller to any Person making such unsolicited Acquisition Proposal pursuant to an executed confidentiality agreement with such Person, and (Y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal or offer from any Person relating to any merger, consolidation, business combination, sale or a significant amount of assets outside of the Ordinary Course of Business, sale of shares of capital stock outside of the Ordinary Course of Business, tender or exchange offer or similar transaction involving the Division, the Division Subsidiaries or the Acquired Assets; provided however, for the avoidance of doubt, that "Acquisition Proposal" shall not include any joint venture agreement entered into by any of Seller, its

            Napster Division, or those of its Subsidiaries that are included in its Napster Division or any merger, consolidation, business combination, sale of a significant amount of assets, sale of shares of capital stock, tender or exchange offer of similar transaction involving Seller or any of those Subsidiaries that are included in Seller's Napster Division or any Excluded Asset (i) which does not involve any of the Acquired Assets and (ii) the consummation of which will in no way prevent or impair in any material respect the Transaction or impair the ability of Buyer to operate the Division in a manner consistent with its operation by Seller prior to the Closing Date.

                  (ii) Except as set forth in this Section 5(h), neither the board of directors of the Seller nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such board of directors or such committee of the Transaction or this Agreement,
            (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (C) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the board of directors of the Seller determines in good faith, after consultation with and based in part on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Seller's stockholders under applicable law, the board of directors of the Seller may (subject to the following sentences) (X) withdraw or modify its approval or recommendation of the Transaction and this Agreement (or decide not to recommend it before definitive proxy materials relating to any Stockholder Meeting are sent to the Seller's stockholders) only at a time that is after the fifth business day following Buyer's receipt of written notice advising Buyer that the board of directors of the Seller has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal or (Y) terminate this Agreement by exercising its termination right under Section 9(a)(vii). In addition, if the Seller proposes to terminate this Agreement pursuant to Section 9(a)(vii), it shall pay to Buyer the Termination Fee (as defined in Section 10(k)) at the time prescribed in Section 10(k). For purpose of this Agreement, a "Superior Proposal" shall mean an Acquisition Proposal made by a third party after the Signing Date which, in the good faith judgment of the board of directors of the Seller, taking into account, to the extent deemed appropriate by the board of directors, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, is reasonably likely to result in a more favorable transaction than the Transaction contemplated hereunder considering, among other things, and to the extent deemed appropriate in good faith by the Board of Directors, the long-term prospects and interests of the Seller and its stockholders and other relevant constituencies.

                  (iii) In addition to the obligations of the Seller set forth in paragraphs (i) and (ii) of this Section 5(h), the Seller shall promptly, other than following termination of this Agreement pursuant to Section 9, advise Buyer orally and in writing of any request for information of a nature which would assist a potential bidder in preparing an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or

            Acquisition Proposal and the identify of the Person making such request or Acquisition Proposal. The Seller will keep Buyer fully informed on a prompt and current basis of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

                  (iv) Nothing contained in this Section 5(h) shall prohibit the
            Seller from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Seller's stockholders if, in the good faith judgment of the board of directors of the Seller, after consultation with and based in part on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Seller's stockholders under applicable law; provided, however, neither the Seller, its Board of Directors nor any committee thereof shall, except as permitted by Section 5(h)(ii), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Transaction or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

             (i) Maintenance of Leased Real Property. The Seller will cause each of the Division and the Division Subsidiaries to maintain the Leased Real Property to the extent the Leased Property is required to be maintained by the Division and the Division Subsidiaries as provided in the Leases.

             (j) Leases. The Seller will not and the Seller will not cause or permit any of the Division or the Division Subsidiaries to amend, modify, extend, renew or terminate any Lease, nor shall the Division or the Division Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of the Buyer.

             (k) Employee Matters. Buyer shall have no obligation to offer employment to any employee of Seller or the Division Subsidiaries. Buyer in its sole discretion and at its option, may offer employment to any employees of the Division or the Division Subsidiaries who works with or in the Division. The Seller will not and the Seller will not cause or permit any of the Division or the Division Subsidiaries to hire any additional employees except in the Ordinary Course of Business consistent with past practice. Buyer shall, as promptly as practicable following the Signing Date, provide to Seller a list of those employees to whom it intends to or has offered employment in accordance with Schedule B. Buyer will offer employment to the Key Employees pursuant to the terms noted on Schedule B.

             (l) Transition Expenses. Buyer shall be reasonable for and promptly pay when due all reasonable transition expenses set forth on Exhibit J attached hereto (the "Transition Expenses").

             (m) Non-Disclosure Agreement. From the Signing Date until the Closing Date, the Parties shall be subject to that certain Mutual Nondisclosure Agreement entered into by the Parties on February 13, 2004 with respect to all Buyer Confidential Information and Seller Confidential Information.

             (n) Advertising and Promotional Programs. Seller will cause each of the Division and the Division Subsidiaries to ensure that all advertising campaigns and promotional programs and commitments, whether currently in operation, planned or scheduled for expiration, are conducted in the Ordinary Course of Business and consistent with past practice.

             (o) Inventory. Seller will cause each of the Division and the Division Subsidiaries to ensure that all inventory developed, manufactured and shipped by the Division will be of good, usable and merchantable quality in all material respects, and the Division shall, and the Seller shall cause the Division to maintain its inventory, to record the cost of its inventory, and to price the products contained in its inventory in the Ordinary Course of Business consistent with past practice.

             (p) Customers/Distribution. Seller will cause each of the Division and the Division Subsidiaries to maintain its relations with its customers in the Ordinary Course of Business consistent with past practice. Seller shall not and shall cause the Division not to amend, renew, terminate or enter into distribution agreements except in the Ordinary Course of Business consistent with past practice.

             (q) Resignations. Seller will cause each of the Division and the Division Subsidiaries to ensure that Buyer receives the resignations, effective as of the Closing, of each director and officer of the Division Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing.

             (r) Estoppel Certificates. Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to obtain and deliver to the Buyer an estoppel certificate with respect to each of the Leases, dated no more than 10 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to the Buyer (the "Estoppel Certificates");

             (s) Non-Disturbance Agreements. Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to obtain and deliver to the Buyer a non-disturbance agreement with respect to each of the Leases for the Leased Real Property, in form and substance satisfactory to the Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the "Non-Disturbance Agreements"); and

             (t) Damage to Leased Real Property. Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to take all commercially reasonable actions to ensure that no damage or destruction or other change occurs with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Leased Real Property or the operation of the Division's or the applicable Division Subsidiary's business as currently conducted thereon.

             (u) Transition Agreement. The Parties shall use their best efforts to negotiate, execute and deliver a commercially reasonable transition services agreement (the "Transition Agreement") within twenty one days following the Signing Date.

             (v) Selected Subsidiary Opinions. The Seller shall cause legal opinions to be delivered at the Closing for the Selected Subsidiaries organized or incorporated under the laws of Canada, Cayman, England and Wales, and Japan. No later than twenty-one (21) days after the Signing Date the Seller shall notify the Buyer if the Seller is unable to cause any of such opinions to be delivered at the Closing. To the extent applicable pursuant to the Legal Requirements of the applicable jurisdiction, and subject to limitations, qualifications, and carveouts as are customary in the applicable jurisdiction, each opinion will concern only the following subject matter: organization, good standing, and that capital shares are duly authorized, fully paid, nonassessable, and not subject to preemptive rights.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

             (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Division and the Division Subsidiaries; provided, however, that the Seller may, at its own expense, retain copies of such items, other than source code or related documentation.

             (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement (other than between the Buyer and the Seller) or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Division and the Division Subsidiaries, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

             (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Division and the Division Subsidiaries from maintaining the same business relationships with the Buyer and the Division Subsidiaries after the Closing as it maintained with the Division and the Division Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Division and the Division Subsidiaries to the Buyer from and after the Closing.

             (d) Confidentiality. The Seller will treat and hold as such all of the Buyer Confidential Information (including any Confidential Information related to the Acquired Assets), refrain from using any of such Confidential Information except in connection with this Agreement or permitted under the Seller License, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of such Confidential Information which are in its possession, except to the extent permitted to be used under the Seller License. The Buyer will treat and hold as such all of the Seller Confidential Information (except any Confidential Information related to the Acquired Assets), refrain from using any of the Seller Confidential Information (except any Confidential Information related to the Acquired Assets) except in connection with this Agreement, and deliver promptly to the Seller or destroy, at the request and option of the Seller, all tangible embodiments (and all copies) of the Seller Confidential Information (except any Confidential Information related to the Acquired Assets), if any, which are in its possession. In the event that either Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the other Party, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is, on the advice of counsel, compelled to disclose any Confidential Information of the other Party to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use its reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Buyer Confidential Information or Seller Confidential Information, as applicable, required to be disclosed as the other Party shall designate.

             (e) Covenant Not to Compete. For a period of four years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that any of the Division and the Division Subsidiaries conducts as of the Closing Date in any geographic area in which any of the Division and the Division Subsidiaries conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

             (f) Acquisition Transaction. Seller agrees that it will not engage in any transaction of the type described in the definition of Acquisition Proposal (an "Acquisition Transaction") unless: (i) either Seller is the successor, surviving or transferee entity in such Acquisition Transaction or the successor, surviving or transferee entity in such Acquisition Transaction assumes by written instrument reasonably satisfactory to Buyer all of the obligations of Seller under this Agreement and the Transaction Agreements and
(ii) the creditworthiness of the successor, surviving or transferee entity, in the reasonable good-faith judgment of the Buyer, is sufficient for such entity to satisfy any financial obligation of Seller remaining under this Agreement.

             (g) Delivery of Financial Statements. Seller shall deliver such financial statements (collectively, the "Division Financial Statements") as are reasonably requested by Buyer in order to permit Buyer to prepare and file in a timely manner (i) a Current Report on Form 8-K with respect to the Transaction (the "Transaction Form 8-K"), (ii) Resale Registration Statement, and (iii) other filings with the Securities and Exchange Commission, which financial statements shall include, without limitation: (A) three (3) full years of audited financial statements of the Division; (B) audited financial statements for the Division for the three (3) and six (6) month periods ending September 30, 2004 (and/or other periods required by the SEC and its rules and regulations); (C) audited financial information for the Division regarding any period between the end of a fiscal quarter and ending on the Closing Date; and
(D) the information necessary for the preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X.

             (h) Share Certificate Legends. The certificates representing the Buyer Share Consideration will be imprinted with a legend substantially in the following form:

         The Shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction. The Shares may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the Company has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.

             (i) Corporate Name. On or as soon as practicable after the Closing, Seller will change its corporate name to a name approved by Buyer that is dissimilar to Roxio, Inc. From and after the Closing Date, Seller will not use any name similar to or likely to be confused with the name Roxio, Inc.

             (j) Royalty Sharing Agreement. Buyer agrees that it will pay to Seller 50% of any Royalties (as defined below) received by Buyer during the three year period following the Closing Date, subject to the following additional terms: (i) any amounts payable by Buyer to Seller under this Section 6(j) shall be paid no later than 10 business days after the end of each calendar quarter or the end of such three year period with respect to the Royalties received during such quarter or during the portion of such three year period occurring after the final quarter included therein; (ii) if Buyer is required, for any reason, to refund or otherwise return any Royalties to a licensee of any Royalty Patents that were previously the basis for any payment made to Seller under this Section 6(j), then Buyer shall notify Seller in writing thereof and specify the reasons for such refund, and Seller shall no later than 10 business days after such notice pay to Buyer an amount equal to 50% of the amount of the total Royalties being returned (provided that Buyer may, at its option, setoff any obligation of Seller to return such amount against any future payment obligations of Buyer under this Section 6(j)); and (iii) if the total amount of Royalties received by Buyer during such three year period is less than $2,000,000 (after giving effect to any refunds or returns with respect to Royalties received during such period), then no later than 30 days after the end of such three year period, Buyer shall pay to Seller an additional amount which, when added to the aggregate amount previously paid to Seller under this Section 6(j) (not including any refunds made by Seller pursuant to clause (ii) above, equals $1,000,000. For purposes hereof, "Royalties" shall mean any net license fees or net royalties or any other net reserve actually received by Buyer pursuant to any licenses of the Royalty Patents granted by Buyer or included in the Acquired Assets.

             (k) In the event Buyer reasonably determines that it is necessary to re-audit the Audited Division Financial Statements, whether due to a Seller Financial Statement Default or otherwise, Buyer and Seller shall share equally the costs, fees and expenses related to such re-audit. Seller shall pay 50% of all such costs, fees and expenses promptly upon receipt of an invoice from Buyer or an Independent Accounting Firm hired by Buyer in connection with such re-audit.

             (l) Buyer will prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of the Buyer Common Stock constituting the Buyer Share Consideration (the "Resale Registration Statement"). Buyer will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Seller will provide Buyer with whatever information and assistance in connection with the Resale Registration Statement that Buyer reasonably may request. Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Common Stock. Buyer shall prepare and file the Resale Registration Statement with the SEC as soon as practicable, but in no event later than seventy five (75) days following the Closing Date (the "Filing Deadline"), provided that, in the event that the Filing Deadline falls on a day that the SEC is not open to receive filings, the Filing Deadline shall be the next business day that the SEC is open to receive filings. Buyer shall use its commercially reasonable efforts to cause, subject to receipt of necessary information from Seller, the SEC to declare the Resale Registration Statement effective within one hundred and fifteen (115) days after the Closing Date (the "Effectiveness Deadline"), provided that, in the event that the Effectiveness Deadline falls on a day that the SEC is not open to receive filings, the Effectiveness Deadline shall be the next business day that the SEC is open to receive filings. Buyer shall use its commercially reasonable efforts to keep such Resale Registration Statement effective during the Effective Period; provided, however, in the event that:

                  (i) the Resale Registration Statement is not declared
            effective by the Effectiveness Deadline; or

                  (ii) the Resale Registration Statement has been declared
            effective but such Resale Registration Statement ceases to be effective at any time during the Effective Period (each such event, a "Registration Default"), Buyer hereby agrees to pay liquidated damages and not as a penalty ("Liquidated Damages") with respect to the Buyer Common Stock constituting the Buyer Share Consideration from and including the day following the Registration Default to but excluding the day on which the Registration Default has been cured in an amount per day for each day a Registration Default existed equal to $3,300.00; and for any such day, such payment of Liquidated Damages shall be made no later than the first business day of the calendar month succeeding the month in which such day occurs; provided, however, that no Liquidated Damages shall be due to Seller for any day on which a Registration Default has occurred and is continuing if the occurrence or continuation of such Registration Default on such day is the result of a Seller Financial Statement Default.

With respect to the registration of the Buyer Common Stock constituting the Buyer Share Consideration, the Buyer agrees to:

                  (iii) cause the Resale Registration Statement and any related prospectus and any amendment or supplement thereto to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

                  (iv) use its commercially reasonable efforts to obtain the withdrawal as soon as practicable of any order suspending the effectiveness of the Resale Registration Statement.

                  (v) comply with all rules and regulations of the SEC to the extent and so long as they are applicable to any registration of the Buyer Common Stock constituting the Buyer Share Consideration pursuant to the Securities Act and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than fifty (50) days after the end of a twelve (12)-month period (or one hundred and five (105) days, if such period is a fiscal year) beginning with the first month of the Buyer's first fiscal quarter commencing after the effective date of the Resale Registration Statement, which earnings statement shall cover such twelve (12)-month period.

                  (vi) use its commercially reasonable best efforts to cause the
            Buyer Common Stock constituting the Buyer Share Consideration to be sold pursuant to the Resale Registration Statement to be listed on the Nasdaq Stock Market or any other securities exchanges or markets on which shares of Buyer Common Stock are then listed.

         In the event of a registration of any offering of any Buyer Common Stock constituting the Buyer Share Consideration under the Securities Act pursuant to this Section 6(l), the Buyer will indemnify and hold harmless Seller and its permitted assign(s) against any Adverse Consequences, to which the Seller or assignee may become subject under the Securities Act or otherwise, insofar as such Adverse Consequences arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Seller or assignee for any legal or other expenses reasonably incurred by the Seller or assignee in connection therewith; provided, that, the Buyer will not be liable in any such case if and to the extent that any such Adverse Consequence arises out of or is based upon an untrue statement or omission so made in conformity with information furnished in writing by the Seller or assignee specifically for use in such Resale Registration Statement; provided, further, that, the liability of the Buyer or assignee hereunder, shall not in any event exceed the proceeds from the sale of the Buyer Common Stock constituting the Buyer Share Consideration covered by such Resale Registration Statement.

         In the event of a registration of any offering of any Buyer Common Stock constituting the Buyer Share Consideration under the Securities Act pursuant to this Section 6(l), the Seller will indemnify and hold harmless the Buyer, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents and employees of such controlling Persons, against any Adverse Consequences, to which the Buyer or such Person may become subject under the Securities Act or otherwise, if and to the extent such Adverse Consequences arise out of or are based upon any untrue statement or omission made in conformity with information furnished in writing by the Seller or its assignee(s) specifically for use in such Resale Registration Statement, and will reimburse the Buyer or such Person for any legal or other expenses reasonably incurred by the Buyer or such Person in connection therewith, provided, however, the liability of the Seller or assignee hereunder, shall not in any event exceed the proceeds from the sale of the Buyer Common Stock constituting the Buyer Share Consideration covered by such Resale Registration Statement.

         For so long as the Buyer is subject to the reporting requirements of
Section 13 or 15 of the Exchange Act and any of the Buyer Common Stock constituting the Buyer Share Consideration is not freely tradable under Rule 144(k) of the Securities Act, the Buyer will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and
Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder, or, if the Buyer ceases to be so required to file such reports, it will, upon the request of the Seller, (i) make publicly available such information as is necessary to permit sales of the Buyer Common Stock constituting the Buyer Share Consideration pursuant to Rule 144 under the Securities Act and (ii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable the Seller to sell the Buyer Common Stock constituting the Buyer Share Consideration without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. The Seller agrees that it will not effect any disposition of the Buyer Common Stock constituting the Buyer Share Consideration except as contemplated in the Resale Registration Statement or as otherwise permitted by applicable law and by this Agreement.

         Notwithstanding anything to the contrary herein, the Buyer's obligations pursuant to this Section 6(l) shall survive until satisfied pursuant to its terms. The procedure for any indemnification claims under this Section 6(l) shall be as set forth in Section 8(d), mutatis mutandis.

         7. Conditions to Obligation to Close.

             (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of a specific date and except to the extent the breaches of all the representations and warranties, if any (excluding, for this purpose, any qualifications as to materiality therein or in the Company Disclosure Schedule), in the aggregate, do not have a Material Adverse Effect;

                  (ii) the Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing except to the extent the breaches of all the covenants, if any (excluding for this purpose, any qualifications as to materiality therein), in the aggregate, do not have a Material Adverse Effect;

                  (iii) the Seller, the Division and the Division Subsidiaries shall have procured all of the Material Consents;

                  (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge is reasonably likely to be successful that would (A) prevent consummation of any of the transactions contemplated by this Agreement,
         (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former businesses of the Division, and to control the Division Subsidiaries, or (D) affect adversely the right of any of the Division Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                  (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable foreign antitrust notification shall have expired or otherwise been terminated and the Seller, the Division Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and
         Section 4(c) above;

                  (vii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (viii) the Seller shall and the Seller shall cause each of the Division and the Division Subsidiaries to deliver to the Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to
         Section 1445 of the Code so that the Buyer is exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit");

                  (ix) there has been no Material Adverse Effect; and

                  (x) the Buyer shall have received from Seller a copy of, and shall be entitled to rely upon, an opinion of Delaware counsel to the Seller addressed to the Seller, in form and substance reasonably satisfactory to counsel for the Buyer, regarding the applicability of
         Section 271 of the Delaware General Corporation Law to the Transaction.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

             (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge is reasonably likely to be successful that would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                  (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable foreign antitrust notifications shall have expired or otherwise been terminated and the Seller, the Division Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and
         Section 4(c) above;

                  (vi) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Seller, and dated as of the Closing Date;

                  (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

                  (viii) the Seller License and Transition Agreement have been executed and delivered; and

                  (ix) Buyer shall have entered into employment agreements with at least 15 of the Key Employees; provided that the Buyer has satisfied its obligations pursuant to Section 5(k).

         The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

      8. Remedies for Breaches of This Agreement.

             (a) Survival. All representations, warranties, covenants and obligations in this Agreement or in any agreement, instrument or other document delivered in connection herewith shall survive the execution and delivery hereof, the consummation of the transactions contemplated and any investigation or audit conducted by any Party hereto. Notwithstanding the preceding sentence, neither party may make or assert any claim under any representation or warranty of the other Party contained herein later than eighteen months after the Closing Date, except that (i) the representations and warranties contained in Sections 3(b), 3(f), 4(b) and 4(e) shall survive indefinitely, (ii) the representations and warranties in Sections 3(l) and 3(m) shall not survive after the Closing Date, and (iii) the representations and warranties in Section 3(aa) shall survive until 60 days after the statute of limitations with respect to the matters addresses therein has expired (including all waivers or extensions thereof); and provided that any claims made or asserted by a Party within the applicable time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. All statements contained in any officer's certificate delivered by or on behalf of any Party hereto to this Agreement shall constitute and have the same force and effect as the representations and warranties of such party set forth herein.

             (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) (A) The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates from and against any and all Adverse Consequences the Buyer or any such Affiliate may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by (a) any breach of a representation or warranty of the Seller contained in this Agreement or in any other Transaction Agreement (other than the representations in Sections 3(l) and 3(m) hereof for which the Seller shall not have any indemnification obligation), (b) any breach of a covenant of the Seller contained in this Agreement or in any other Transaction Agreement (other than breaches of Section 6(k)), (c) any Liability of the Seller with respect to the Division or of the Division Subsidiaries of which Seller had Knowledge and which was not disclosed to the Buyer prior to the Closing (regardless of whether the Liability is an Assumed Liability), or (d) the occurrence or the continuation of any Seller Financial Statement Default; provided, however, that (x) the Seller shall not have any obligation to indemnify the Buyer and/or its Affiliates under this Section 8(b)(i)(A) from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by any breach (or alleged breach) or Liability of the type referred to in clauses (a), (b) and (c) above until the Buyer and/or its Affiliates have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) or Liabilities in excess of a $1 million aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences), it being acknowledged that the Seller's obligation under this Section 8(b)(i)(A) with respect to any matters of the type referred to in clause (d) above shall not be subject to the limitation set forth in this clause (x), (y) in no event shall the total obligation of the Seller to indemnify the Buyer and its Affiliates under this Section 8(b)(i)(A) from and against Adverse Consequences exceed $15 million in the aggregate with respect to Adverse Consequences resulting from, arising out of, relating to, or caused by breaches (or alleged breaches), Liabilities or matters of the type referred to in clauses (a), (b), (c) and (d) above (other than breaches of Section 6(e)) that occur prior to the first anniversary of the Closing Date, and (z) in no event shall the total obligation of the Seller to indemnify the Buyer and its Affiliates under this Section 8(b)(i)(A) from and against Adverse Consequences exceed the Second Cap Amount with respect to Adverse Consequences resulting from, arising out of, relating to, or caused by (1) breaches (or alleged breaches) or Liabilities of the type referred to in clauses (a), (b) and (c) above (other than breaches of Section 6(e)) that occur after the first anniversary of the Closing Date and no later than 18 months after the Closing Date and/or (2) matters of the type referred to in clause (d) above that occur after the first anniversary of the Closing Date and no later than the third anniversary of the Closing Date.



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

                 (B) Without limiting the Seller's obligations under Section 8(b)(i)(A) above (the "Base Indemnification"), if, as a result of clause (x), (y) or (z) of the proviso in the Base Indemnification, the Seller is not obligated to indemnify, defend and hold harmless the Buyer and its Affiliates from and against any Adverse Consequences the Buyer or any such Affiliate may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by a breach of the representations contained in Section 3(a) or Section 3(b), then the Seller agrees that it will pursuant to this Section 8(b)(i)(B) (the "Supplemental Indemnification") indemnify, defend and hold harmless the Buyer and its Affiliates from and against such Adverse Consequences, provided that (x) in no event shall the total obligation of the Seller to indemnify the Buyer and its Affiliates under this Section 8(b)(i)(B) from and against such Adverse Consequences exceed $15 million and (y) in no event shall the Supplemental Indemnification apply to any such Adverse Consequences resulting from, arising out of, or caused by a breach of the representations contained in Section 3(a) and Section 3(b) that occurs after the third anniversary of the Closing Date.

                  (ii) The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates from and against any and all Adverse Consequences the Buyer or any such Affiliate may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by:

                 (A) any Seller Retained Liability;



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

                 (B) any Liability of Seller or any of the Division Subsidiaries for unpaid Tax Liabilities with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Tax Liabilities are not reflected on the face of the Final Closing Balance Sheet (rather than in any notes thereto and excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and to the extent that such Tax Liabilities or the payment thereof does not create a realized reduction in Tax Liabilities to the Buyer or Selected Subsidiaries;

                 (C) any Liability of any of the Division Subsidiaries for the unpaid Taxes of any Person (including the Seller and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise;

                 (D) any breach of Seller's obligations under Section 6(k); or

                 (E) any stamp duty arising in connection with the transfer of Roxio UK Ltd. to the Buyer.

                  (iii) In the event that any Liability described in Section 8(b)(ii) is also described in Section 8(b)(i), the obligation of Seller shall be determined under Section 8(b)(ii) and shall not be subject to the limitations of Section 8(b)(i).

             (c) Indemnification Provisions for Benefit of the Seller. The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, related to, or caused by (a) any breach of a representation or warranty of the Buyer contained in this Agreement or in any other Transaction Agreement, (b) any breach of a covenant of the Buyer contained in this Agreement or in any other Transaction Agreement, (c) any Buyer Assumed Liability (except to the extent that Seller is obligated pursuant to clause (c) of Section 8(b)(i), which include the limitations set forth in clauses (x), (y) and (z) thereof, to indemnify Buyer for such liability).

             (d) Matters Involving Third Parties. (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; which notice shall provide reasonable detail and specificity as to the claim or proceeding and the amount of damages sought in such claim or proceeding; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party


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

         Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (iii) Notwithstanding clause (ii) above, (x) the Indemnified Party may, by prior written notice to the Indemnifying Party, assume the defense of any Third Party Claim if the Indemnified Party shall have been advised by counsel that there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party and its counsel, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, or (y) if a Third Party claim seeks injunctive or equitable relief in addition to monetary damages for which it would be entitled to indemnification under this Agreement the Indemnified Party may, by prior written notice to the Indemnifying Party, assume the right to defend the injunctive or equitable relief claim (but not the monetary damages claims); provided, however, if the Indemnified Party assumes defense of such injunctive or equitable relief claim, the Indemnifying Party, subject to the provisions of this
         Section 8, shall be responsible for the reasonable fees and expenses of counsel employed by the Indemnified Party in defending, compromising or settling such claim; provided that the Indemnifying Party's liability with respect to any settlement or compromise shall be subject to
         Section 8(d)(iv) below. In the event of a Third Party injunctive or equitable relief claim that would fall under both subsections (x) and
         (y) of this Section 8(d)(iii), subsection (y) shall control.

                  (iii) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim; provided that the Indemnifying Party shall not agree, without the Indemnified Party's consent, to the entry of any Judgment or settlement, compromise or decree that provides for injunctive or other nonmonetary relief affecting the Indemnified Party.



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

             (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. Notwithstanding anything herein to the contrary, Adverse Consequences in each case shall be net of the amount of any insurance proceeds, indemnity and contribution, after using the Applicable Rate as the discount rate, actually recovered by any Indemnified Parties. Indemnified Parties shall have a duty to mitigate Adverse Consequences with respect to any claim made under this Section
8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price. In addition, the Adverse Consequences for which indemnification is being provided pursuant to this Section 8 shall be determined based on the principles of causality, sufficiency of proof and reasonable foreseeability that are customarily applied by a court in the United States in determining the damages recoverable by a party in a breach of contract action.

             (f) Sole and Exclusive Remedy. Notwithstanding any other provision hereof to the contrary, the Parties agree that, absent fraud, from and after the Closing, subject only to Section 10(o), the indemnification remedies set forth in this Section 8 shall constitute the sole and exclusive remedies of the Buyer, the Seller and their Affiliates for any claims pursuant to, or arising out of or in connection with, this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

      9. Termination.

             (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach and the breach has resulted in a Material Adverse Effect or (B) if the Closing shall not have occurred on or before January 15, 2005, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) by either the Buyer or the Seller, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Transaction (an "Order") shall have become final and nonappealable;



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

                  (iv) by either the Buyer or the Seller, if the transaction shall fail to receive the requisite vote the Seller stockholders at the Stockholder Meeting or at any adjournment thereof;

                  (v) (a) by the Buyer, if the board of directors of the Seller or any committee thereof shall have withdrawn or modified in any manner adverse to the Buyer its approval or recommendation of the Transaction or this Agreement (b) or approved or recommended or announced an intention to approve or recommend any Acquisition Proposal;

                  (vi) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 15, 2005, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (vii) by the Seller, upon five (5) business days' notice, in accordance with Section 5(h)(ii), provided it has complied with the provisions thereof and that it complies with the provisions of Section 10(k) related thereto.

             (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach) provided, however, that the Buyer will treat and hold as such all of the Seller Confidential Information and Buyer Confidential Information, refrain from using any of the Buyer Confidential Information, and destroy all tangible embodiments (and all copies) of the Seller Confidential Information and Buyer Confidential Information which are in its possession.

      10. Miscellaneous.

             (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

             (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

             (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or


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

between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. This Agreement amends and restates in its entirety the Asset Purchase Agreement between Buyer and Seller, dated as of August 9, 2004 (the "Original Agreement"). Notwithstanding the foregoing, the Exhibits and Schedules delivered in connection with the Original Agreement are deemed to apply as if delivered in connection with this Agreement, except that Exhibit A and Exhibit E attached hereto shall replace and supersede Exhibit A and Exhibit E attached to the Original Agreement.

             (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval may be withheld in such party's sole discretion; provided however, (i) that the Buyer may (x) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (y) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (ii) that the Seller may assign this Agreement and any or all of its rights and interests, liabilities and obligations hereunder in connection with a Change of Control of Seller (subject to compliance with Section 6(f)).

             (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

             (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent by overnight courier, postage prepaid, in each case and addressed to the intended recipient as set forth below:

If to the Seller:Roxio, Inc.             Copy to: O'Melveny & Myers LLP
                 9044 Melrose Avenue              2765 Sand Hill Road
                 Los Angeles, CA  95050           Menlo Park, CA  94025
                 Attn:  General Counsel           Attn. David Krinsky, Esq.
                 Fax:  (310) 281-5121             dkrinsky@omm.com
                 growney@napster.com              Sam Zucker, Esq.
                                                  szucker@omm.com
                                                  Fax: (650) 473-2601


If to the Buyer: Sonic Solutions         Copy to: Morrison & Foerster LLP
                 101 Rowland Way                  1290 Avenue of the Americas
                 Novato, CA  94945                New York, NY  10104
                 Attn:  Clay Leighton             Attn: James R. Tanenbaum, Esq.
                 Fax:  (415) 893-8008             Fax:  (212) 468-7900
                 Clay_Leighton@sonic.com          jtanenbaum@mofo.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, facsimile, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

             (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

             (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after the Seller stockholders have approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

             (k) Expenses. Each of the Buyer, the Seller, and the Division Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) the Seller will also bear the costs and expenses of the Division and the Division Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated and will bear the expenses of any accounting fees associated with the preparation, inclusion or review of financial statements included in the Resale Registration Statement or any filing of such Seller or Division financial statements in any filing with the SEC or any foreign jurisdiction as well as the cost of any review by counsel for the Seller of the Resale Registration Statement and (ii) the Seller will also bear the costs and expenses (including all legal fees and expenses) in connection with the HSR filing and the registration of the Buyer Common Stock constituting the Buyer Share Consideration, each as contemplated under Section 5 hereof. Without limiting the generality of the foregoing, Seller shall pay all Transfer Taxes when due, whether or not imposed on Buyer or Seller as a matter of law; provided, however that the Buyer cooperates to a commercially reasonable extent with Seller to minimize the Transfer Taxes that Seller is required to pay, including, without limitation, accepting delivery of Seller's intangible assets that constitute part of the Acquired Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize the incurrence of Transfer Taxes. Except for Tax Returns required by law to be prepared by Buyer, Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer and Seller will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

         If (i) the Seller terminates this Agreement pursuant to Section 9(a)(vii) following receipt by the Seller of a proposal for an Acquisition Proposal (including a Superior Proposal) or (ii) Buyer terminates this Agreement pursuant to Sections 9(iv) or 9(v)(a), then, within five business days of such termination in the case of clause (i) or clause (ii) the Seller shall pay by wire transfer in immediately available funds to the Buyer an amount equal to 3% of the Purchase Price (the "Termination Fee"), provided, that in the case of clause (ii), Seller will pay an additional amount to Buyer equal to the amount of Buyer's reasonable costs and expenses associated with the preparation of this Agreement and reasonable fees and expenses incurred in connection with the Transaction.

             (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The term "made available,"(i) prior to the Closing Date shall mean items, documents, materials and other data physically provided at the following locations; O'Melveny & Myers' San Francisco and Menlo Park Offices and Roxio's headquarters and (ii) on the Closing Date shall mean physically delivered to the Buyer or its representatives at a location and pursuant to procedures reasonably specified by Buyer.

             (m) Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with sufficient particularity and description of the relevant facts so as to make the disclosure of such exception reasonably clear. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or unless such exception is reasonably clear from its listing or inclusion on the Disclosure Schedule). Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of Seller of any of its Subsidiaries to any third party, nor an admission against Seller's or any of its Subsidiaries' interest to any third party. The Disclosure Schedule contains information, descriptions and disclosures regarding Seller and its Subsidiaries only, all of which constitutes confidential information of Seller and its Subsidiaries. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to expand the scope and effect of any representations, warranties or covenants of Seller provided in this Agreement. The Disclosure Schedule may include items or information that Seller is not required to disclose under this Agreement; disclosure of such information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation under this Agreement. The inclusion of any information in the Disclosure Schedule does not constitute an admission that such information is required to be disclosed, that such information is material or that any other undisclosed matter having a greater value or other significance is material or is otherwise required to be disclosed.

             (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

             (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in San Francisco, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

             (q) Tax Matters.

                  (i) Any agreement between the Seller and any of the Division Subsidiaries regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

                  (ii) The Seller will be responsible for the preparation and filing of all Tax Returns for the Seller for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for the Seller which include the operations of the Division and the Division Subsidiaries for any period ending on or before the Closing Date). The Seller will make all payments required with respect to any such Tax Return.

                  (iii) The Buyer will be responsible for the preparation and filing of all Tax Returns for the Division (except with respect to Division Subsidiaries which are not Selected Subsidiaries) and the Selected Subsidiaries for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of the Seller will include the operations of the Division and the Division Subsidiaries). Buyer shall provide Seller with a copy of such Tax Returns for its reasonable review prior to filing. The Buyer will make all payments required with respect to any such Tax Return; provided, however, that the Seller will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of any of the Division and the Selected Subsidiaries for any period ending on or before the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Financial Statements (rather than in any notes thereto) as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and the Division Subsidiaries in filing their Tax Returns.

                  (iv) Following the Closing, Buyer, in its sole discretion, may make elections under Code Section 338(g) with respect to one or more Selected Subsidiaries. Seller agrees to cooperate, and to cause any Division Subsidiary which is not a Selected Subsidiary to cooperate, with Buyer, as requested, to facilitate such elections.

                  (v) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the entire Tax period, and (B) in the case of any tax based upon or related to income or receipts shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

             (r) Employee Benefits Matters.

                  (i) On and after the Closing Date, Buyer shall provide, or shall cause the Division and the Division Subsidiaries to provide the Acquired Employees with compensation and benefit packages that substantially similar in the aggregate to those which the Buyer provides to its own similarly-situated employees; provided, however that nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any Acquired Employee for any period of time.

                  (ii) From and after the Closing, the Acquired Employees shall generally be eligible to participate in the Employee Benefit Plans maintained by the Buyer for the benefit of its employees and their beneficiaries (the "Buyer Benefit Plans"). For purposes of all Buyer Benefit Plans under which an Acquired Employee's eligibility for benefits depends, in whole or in part, on length of service, Buyer shall make commercially reasonable efforts to credit all Acquired Employees with their prior service with Seller (including service with a predecessor employer to the extent such service was credited); provided that such service credit does not result in duplication of benefits. Subject to the consent of any applicable insurance carrier and the terms of the Buyer Benefit Plans, Buyer will use commercially reasonable efforts: (1) to credit the Acquired Employees with any deductible or co-payment amounts paid under an analogous Seller Benefit Plan (excluding office visit co-pays) in respect of the plan year in which the Closing Date occurs; and (2) to waive, to the extent waived under the applicable Seller Benefit Plans any pre-existing condition or other restriction under the Buyer Benefit Plans or any waiting period limitation that would otherwise apply to Acquired Employees under the Buyer Benefit Plans. It is understood that the Buyer reserves the right and sole discretion to change, modify, discontinue or terminate any or all of the Buyer Benefit Plans at any time following the Closing Date.

                                    * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


                                 Sonic Solutions

                                 By: ________________________

                                 Title: _______________________

                                 Roxio, Inc.

                                 By: ________________________

                                 Title: _______________________

                                    Exhibit A

                                 Excluded Assets

Ownership of 99.6% Membership Interest in Napster, LLC including all assets owned by Napster, LLC

Amended and Restated Limited Liability Company Operating Agreement of Napster, LLC by and between Roxio, Inc. and certain other members of Napster LLC dated May 19, 2003.

Asset Purchase Agreement by and between Roxio, Inc., Napster, Inc., Napster Mobile Company, Inc., and Napster Music Company, Inc. dated November 15, 2002 and all related agreements.

All outstanding shares of Common Stock of Wildfile, Inc., MGI Holding Co., Inc., Roxio ApS, Roxio International BV, CeQuadrat, CG1 and Roxio GmbH & Co. KG.

The Seller Benefit Plans set forth in Section __ of the Disclosure Schedule.

All Financial and H/R enterprise software applications including Sage, Equity Edge, ABRA and all server hardware that such applications reside on.

Network email supporting Napster, Blackberry services and print servers supporting the ERP systems.


All Roxio, Inc. bank accounts

All income tax deferrals, receivables & payables of Roxio, Inc., including Federal, state and foreign

Obligations and prepayments for professional fees & insurance related to general Roxio, Inc. corporate.

Insurance policies owned by Roxio, Inc.

Gracenote License and Service Agreement between Roxio, Inc. and CDDB, Inc. dated December 31, 2001, as amended.

Gracenote Patent License Agreement between Roxio, Inc. and CDDB, Inc. dated December 31, 2001.

Gracenote Settlement Agreement between Roxio, Inc. and CDDB, Inc. dated December 31, 2001.

Furniture and equipment (including computers, computer equipment) currently (i) located at Napster offices in New York, Los Angeles and San Diego and at the Napster server colocation sites not used in, held for use or directly related to the Business as it is conducted as at the date of this Agreement, or (ii) used in the workspaces occupied by finance, accounting, legal and HR personnel retained by Seller following the Closing.

The trademark: The Digital Media Company

The following domain names owned by Seller or Napster, LLC:

downloadnapster.com
enapster.com
freenapster.com
fucknapster.com
ihatenapster.com
killnapster.com
macster.org
nabster.com
napster.biz
napster.bs
napster.bz
napster.ca
napster.cd
napster.cn
napster.co.at
napster.co.jp
napster.co.nz
napster.co.uk
napster.co.ve
napster.co.za
napster.com
napster.com.bs
napster.com.cn
napster.com.hk
napster.com.ph
napster.com.pl
napster.com.pr
napster.com.pt
napster.com.tr
napster.com.tw
napster.com.ve
napster.cz
napster.de
napster.fm
napster.jp
napster.mu
napster.net
napster.org
napster.ph
napster.to
napster.tv
napster.us
napster.vu
napsterbad.com
napster-bites.com
napsterblows.com
napstercommunity.com
napsterdownloads.com
napsterfaster.com
napstergear.com
napstergear.net
napster-info.de
napsterisback.com
napsterisbad.com
napstermovies.com
napster-music.com
napster-music.de
napsterofporno.com
napstersoldout.com
napsterstinks.com
napster-stinks.com
napsterstore.com
napsterstuff.com
napstersucks.com
napster-sucks.com
napstersucks.net
napstersucks.org
napstersux.com
napstersux.net
napstersux.org
napstersuxx.com
napstersuxx.net
napstersuxx.org
napsterwear.com
porn-napster.com
pressplay.at
pressplay.be
pressplay.biz
pressplay.cd
pressplay.co.uk
pressplay.com
pressplay.com.mx
pressplay.fm
pressplay.info
pressplay.it
pressplay.nl
pressplay.org
pressplay.to
pressplay.us
snapster.com
snapster.net
snapster.org
thenapsterofporn.com
whynapstersucks.com
wwwnapster.com

                                    Exhibit E







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